Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of

March 27, 2012

by and among

CLI FUNDING IV LLC,
as Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION
DEUTSCHE BANK TRUST COMPANY AMERICAS
AND OTHER LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

and

WELLS FARGO SECURITIES, LLC,
as Administrative Agent

TABLE OF CONTENTS

1.		DEFINITIONS AND RULES OF INTERPRETATION.	1
	1.1	Definitions	1
	1.2	Rules of Interpretation.	30

2.		THE CREDIT FACILITY.	31
	2.1	Commitment to Lend	31
	2.2	Commitment Fee	32
	2.3	Reduction of Total Commitment	32
	2.4	Revolving Credit Facility	32
	2.5	Evidence of Credit Loans	32
	2.6	Interest on Credit Loans	33
	2.7	Requests for Credit Loans	33
	2.8	Continuation of Type of Credit Loan	33
	2.9	Funds for Credit Loan.	34
	2.10	Extension of Scheduled Termination Date	34
	2.11	Increase in Commitments	36

3.		REPAYMENT OF THE CREDIT LOANS.	37
	3.1	Repayment of Credit Loans	37
	3.2	Mandatory Prepayments of Credit Loans	37
	3.3	Optional Repayments of Credit Loans	38
	3.4	Application of Prepayments	38

4.		TRUST ACCOUNT.	38
	4.1	Trust Account	38
	4.2	Investments	42
	4.3	Restricted Cash Account	42

5.		CERTAIN GENERAL PROVISIONS.	43
	5.1	Funds for Payments.	43
	5.2	Computations	46
	5.3	Inability to Determine LIBOR Rate	46
	5.4	Illegality	47
	5.5	Additional Costs, etc	47
	5.6	Capital Adequacy	48
	5.7	Certificate	49
	5.8	Indemnity	49
	5.9	Limitation on Increased Costs	49
	5.10	Interest After Default	49

6.		COLLATERAL SECURITY.	50
	6.1	Security of Borrower	50

7.		REPRESENTATIONS AND WARRANTIES.	50
	7.1	Corporate Authority.	50

	7.2	Governmental Approvals	51
	7.3	Title to Properties; Leases	51
	7.4	Fiscal Year Financial Statements.	51
	7.5	Prior Activities of Borrower	51
	7.6	Litigation	51
	7.7	No Materially Adverse Contracts	52
	7.8	Compliance with Other Instruments, Laws, etc	52
	7.9	Tax Status	52
	7.10	Investment Company Act	52
	7.11	Perfection of Security Interest	52
	7.12	Employee Benefit Plans	52
	7.13	Place of Business	53
	7.14	Subsidiaries	53
	7.15	Bank Accounts	53
	7.16	Disclosure	54
	7.17	Foreign Assets Control Regulations, Etc	54
	7.18	Margin Regulations	54
	7.19	Solvency and Separateness	55
	7.20	No Default	55
	7.21	Ownership of the Borrower	55
	7.22	Use of Proceeds	56
	7.23	ERISA Lien	56
	7.24	Tax Election of the Borrower	56

8.		AFFIRMATIVE COVENANTS.	56
	8.1	Payment of Obligations	56
	8.2	Maintenance of Office	56
	8.3	Records and Accounts	56
	8.4	Financial Statements, Certificates and Information	56
	8.5	Notices.	57
	8.6	Legal Existence; Maintenance of Properties	59
	8.7	Insurance	59
	8.8	Taxes	59
	8.9	Inspection of Properties and Books, etc.	59
	8.10	Compliance with Laws, Contracts, Licenses, and Permits	60
	8.11	Use of Proceeds.	61
	8.12	Employee Benefit Plans	61
	8.13	Further Assurances	61
	8.14	Non-Consolidation of the Borrower.	61
	8.15	Investment Company Act	62
	8.16	Payments of Collateral	62
	8.17	UNIDROIT Convention	62
	8.18	Hedging Requirements	62
	8.19	Compliance with CRD2	63

9.		CERTAIN NEGATIVE COVENANTS.	63
	9.1	Restrictions on Indebtedness	64
	9.2	Restrictions on Liens	64

	9.3	Restrictions on Investments	65
	9.4	Restricted Payments	65
	9.5	Merger, Consolidation and Disposition of Assets.	65
	9.6	Sale and Leaseback	66
	9.7	Compliance with Environmental Laws	66
	9.8	Employee Benefit Plans	66
	9.9	Business Activities	67
	9.10	Fiscal Year	67
	9.11	Transactions with Affiliates	67
	9.12	OFAC	67
	9.13	Other Agreements	67
	9.14	Charter Documents	68
	9.15	Capital Expenditures	68
	9.16	Permitted Activities; Compliance with Organizational Documents	68
	9.17	Subsidiaries	68
	9.18	Amendment of Intercreditor Agreement	68
	9.19	Depreciation Policy	68

10.		MANAGEMENT OF BORROWER FLEET.	68
	10.1	Management of Containers and Leases	68

11.		CLOSING CONDITIONS.	68
	11.1	Loan Documents, etc	68
	11.2	Certified Copies of Governing Documents	69
	11.3	Corporate or Other Action	69
	11.4	Incumbency Certificate	69
	11.5	Validity of Liens	69
	11.6	Perfection Certificates and UCC Search Results	69
	11.7	Financial Statements	69
	11.8	Certificates of Insurance	69
	11.9	Solvency Certificate	70
	11.10	Opinions of Counsel	70
	11.11	Payment of Fees	70
	11.12	Representations True; No Event of Default	70
	11.13	Indebtedness to be Paid	70
	11.14	No Material Adverse Change	70

12.		CONDITIONS TO ALL CREDIT LOANS	70
	12.1	Representations True; No Event of Default	70
	12.2	Borrowing Base Report	71
	12.3	Conversion Date	71
	12.4	Approval Guidelines	71
	12.5	Direct Finance Leases	71

13.		EVENTS OF DEFAULT; ACCELERATION; ETC.	71
	13.1	Events of Default and Acceleration	71
	13.2	Remedies	74
	13.3	Distribution of Collateral Proceeds	75

14.		THE ADMINISTRATIVE AGENT.	75
	14.1	Authorization; Reliance by Administrative Agent.	75
	14.2	Delegation of Duties	76
	14.3	Exculpatory Provisions	76
	14.4	No Representations.	77
	14.5	Payments	78
	14.6	Holders of Notes	79
	14.7	Reimbursement by Lenders	79
	14.8	Rights as Lender	79
	14.9	Resignation of Administrative Agent	79
	14.10	Notification of Defaults, Early Amortization Events and Events of Default	80
	14.11	Duties in the Case of Enforcement	80
	14.12	Administrative Agent May File Proofs of Claim.	81

15.		ASSIGNMENT.	81
	15.1	General Conditions	81
	15.2	Assignments	82
	15.3	Register	83
	15.4	Participations	83
	15.5	Certain Pledges	84
	15.6	New Notes	84
	15.7	Assignment by Borrower	84

16.		PROVISIONS OF GENERAL APPLICATIONS.	84
	16.1	Setoff; Proration of Payments	84
	16.2	Expenses	85
	16.3	Indemnification	86
	16.4	Treatment of Certain Confidential Information.	87
	16.5	Survival of Covenants, Etc	88
	16.6	Notices	88
	16.7	Governing Law; Submission to Jurisdiction; Waiver of Venue	89
	16.8	Headings	89
	16.9	Counterparts	90
	16.10	Entire Agreement, Etc	90
	16.11	Waiver of Jury Trial	90
	16.12	Consents, Amendments, Waivers, Etc	90
	16.13	Severability	92
	16.14	Third Party Beneficiary	92
	16.15	Ratification of Original Agreement; Ratification of CLI Guaranty	93

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Guaranty

Schedules

Schedule 1	Lenders and Commitments
Schedule 7.15	Bank Accounts

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of March 27, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, this “Credit Agreement”), by and among CLI FUNDING IV LLC (the “Borrower”), a Delaware limited liability company having its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656, WELLS FARGO BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK TRUST COMPANY AMERICAS AND OTHER LENDERS FROM TIME TO TIME PARTY HERETO (each, a “Lender” and collectively, the “Lenders”), and WELLS FARGO SECURITIES, LLC (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and Wells Fargo Bank, National Association have previously entered into a credit agreement, dated as of May 18, 2010 and amended as of May 9, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “Original Agreement”), which provides for revolving credit loans to the Borrower with the maximum principal amount outstanding at any one time not to exceed the sum of the Commitments in effect from time to time;

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed, subject to occurrence of certain events and the satisfaction of certain conditions, to (i) increase the Total Commitments to Three Hundred Million Dollars ($300,000,000), (ii) adjust certain of the economic terms applicable to the Loans, and (iii) make certain amendments to the Original Agreement and, for ease of reference, to restate the Original Agreement in its entirety on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   DEFINITIONS AND RULES OF INTERPRETATION.

1.1Definitions.  As used in this Credit Agreement, the following terms shall have the following meanings:

Adequate Diversity Threshold.  Any day on which at least ten (10) Eligible Lessees (i) have been approved in accordance with the Approval Guidelines for inclusion in a funding under this facility and (ii) which remain funded under this facility.

Adjusted LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, an interest rate per annum equal to (i) the LIBOR Rate for such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

Administrative Agent.  As defined in the preamble hereto and each other Person appointed as the successor Administrative Agent in accordance with Section 14.9.

Administrative Agent Fee.  This term shall have the meaning set forth in the Fee Letter.

Administrative Agent’s Office.  The Administrative Agent’s Office located at 301 South College Street, MAC 010153-082, Charlotte, North Carolina, 28288, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel.  SNR Denton US LLP or such other counsel as may be selected by the Administrative Agent.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate.  Any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person.  “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Aggregate Net Book Value.  As of any date of determination, an amount equal to the sum of the then Net Book Values of all Eligible Containers and all Eligible Generator Sets that are not then subject to a Direct Finance Lease.

Aggregate Net Present Value of Direct Finance Lease Receivables.  As of any date of determination, the sum of the then Net Present Value of Direct Finance Lease Receivables of all Eligible Direct Finance Leases in the Borrower Fleet.

Aggregate Note Principal Balance. As of any date of determination, an amount equal to the sum of the then unpaid principal balances of all Credit Loans.

Applicable Margin.  For each Interest Period shall be the amount as set forth in the Fee Letter.

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

Approval Guidelines.  The following guidelines applicable to the approval of a Lessee for inclusion in a funding under this Credit Agreement:

(A)           For each of the first five (5) Lessees included in a funding under this facility, each of the following shall be an Eligible Lessee: (i) each Person, not addressed in clause (ii) below, that has been approved by the Required Lenders (in their sole discretion) as an Eligible Lessee, (ii) so long as no Bankruptcy Event is continuing with respect to such Person, each of the following Persons (except in the case of CMA CGM, CMA CGM must also be current on all rental payments), and (iii) the Credit Exposure related to such Person and its Affiliates (calculated after giving effect to the Lease then under consideration) shall not exceed the Dollar amount set forth opposite the name of such Person under the column entitled “Maximum Allowed Exposure”:

Name	Maximum Allowed Exposure

APL	$20,000,000
NYK	$20,000,000
MSC	$20,000,000
Yangming	$20,000,000
MOL	$20,000,000
Hamburg Sud	$20,000,000
Evergreen	$20,000,000
K Line	$20,000,000
HMM	$20,000,000
Hanjin	$20,000,000
China Shipping	$20,000,000
COSCO	$20,000,000
OOCL	$20,000,000
Maersk	$20,000,000
MISC	$20,000,000
Hapag Lloyd	$15,000,000
Pacific International Lines	$15,000,000
CCNI	$15,000,000
UASC	$15,000,000
Chiquita	$15,000,000
Wan Hai	$15,000,000
Crowley	$15,000,000
ST Pan Ocean	$15,000,000
CSAV	$10,000,000
CMA-CGM	$10,000,000
Zim	$10,000,000
Sea Star	$3,000,000
Sea Trade	$3,000,000
United Africa Feeder	$3,000,000

(B)           For each of the sixth through ninth, inclusive, Lessees included in a funding under this facility, each of the following shall be an Eligible Lessee: (i) each Person not addressed in clause (ii) below, that has been approved by the Required Lenders (in their sole discretion) as an Eligible Lessee, (ii) so long as no Bankruptcy Event is continuing with respect to such Person, each of the following Persons (except in the case of CMA CGM, CMA CGM must also be current on all rental payments), and (iii) the Credit Exposure related to such Person and its Affiliates (calculated after giving effect to the Lease then under consideration) shall not exceed the Dollar amount set forth opposite the name of such Person under the column entitled “Maximum Allowed Exposure”:

Name	Maximum Allowed Exposure

APL	$30,000,000
NYK	$30,000,000
MSC	$30,000,000
Yangming	$30,000,000
MOL	$30,000,000
Hamburg Sud	$30,000,000
Evergreen	$30,000,000
K Line	$30,000,000
HMM	$30,000,000
Hanjin	$30,000,000
China Shipping	$30,000,000
COSCO	$30,000,000
OOCL	$30,000,000
Maersk	$30,000,000
MISC	$30,000,000
Hapag Lloyd	$20,000,000
Pacific International Lines	$20,000,000
CCNI	$20,000,000
UASC	$20,000,000
Chiquita	$20,000,000
Wan Hai	$20,000,000
Crowley	$20,000,000
ST Pan Ocean	$20,000,000
CSAV	$20,000,000
CMA-CGM	$20,000,000
Zim	$20,000,000
Sea Star	$3,000,000
Sea Trade	$3,000,000
United Africa Feeder	$3,000,000

(C)           Once the Adequate Diversity Threshold is initially obtained, any Person engaged in the shipping industry so long as (i) no Bankruptcy Event is continuing with respect to such Person on the initial Funding Date, (ii) with respect to CMA CGM, CMA CGM must also then be current on its rental payments, and (iii) the inclusion in this facility of each Lease with such Lessee complies with all of the applicable Concentration Limits.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Article 122a.  Article 122a of the Capital Requirements Directive 2006/48/EC (as amended by Directive 2009/111/EC), as the same may be implemented by European Union Member States and amended and modified from time to time.

Assignment and Acceptance.  An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Available Distribution Amount.  This term is defined in Section 4.1(d) hereof.

Average Age.  As of any Determination Date, an amount equal to the quotient of (a) the sum, for each vintage year (based on date of original manufacture), of an amount equal to the product of (i) the number of Containers in the Borrower Fleet (including any Container subject to a Direct Finance Lease) included in such vintage year, multiplied by (ii) the age of such Containers (measured from the date of manufacture thereof) divided by (b) the aggregate number (measured in units) of all such Containers in the Borrowing Fleet.

Balance Sheet Date.  The date of the most recent annual audited financial statements of CLI delivered pursuant to Section 8.4 hereof.

Bankruptcy Code.  The Bankruptcy Reform Act of 1978, as amended.

Bankruptcy Event.  For any Person, any of the following events:

(a)           a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)           such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

Base Rate.  The higher of (a) the variable annual rate of interest so designated from time to time by Wells Fargo Bank, N.A. as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate; provided, however, that in no event shall the Base Rate exceed an interest rate per annum equal to one percent (1%) above the Federal Funds Effective Rate then in effect.  For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) funds brokers of recognized standing selected by the Administrative Agent.  Changes in the Base Rate resulting from any publicly announced changes in the Administrative Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans.  Those Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrower Expenses.  For any Collection Period, overhead and all other direct, out-of-pocket, reasonable costs and expenses of the Borrower (other than Operating Expenses and any Management Fee) payable during such Collection Period (including costs and expenses permitted to be paid to or by the Manager in connection with the conduct of the Borrower’s business, but excluding Operating Expenses and other costs and expenses required to be paid by the Manager under the Management Agreement), in each case determined on an accrual basis, including but not limited to the following:

1.	administration expenses (including the Administrative Agent Fee);

2.	accounting and audit expenses of the Issuer;

3.	premiums for liability, casualty, fidelity, directors and officers and other insurance;

4.	directors’ fees and expenses;

5.	legal fees and expenses;

6.	other professional fees; and

7.	taxes (including personal or other property taxes and all sales, value added, use and similar taxes).

Notwithstanding the foregoing, Borrower Expenses shall not include (1) depreciation or amortization on the Containers or generator sets included in the Borrower Fleet and (2) principal and interest payments on the Loans.

Borrower Fleet.  All of the Containers owned by the Borrower from time to time.

Borrower Security Agreement.  The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Borrowing Base.  At the relevant time of reference thereto, an amount, determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to Section 8.4(e), which is equal to the sum, without duplication, of (i) 80% of the Aggregate Net Book Value, measured as of the last day of the month immediately preceding such date of determination, plus (ii) 80% of the Aggregate Net Present Value of Direct Finance Lease Receivables, measured as of the last day of the month immediately preceding such date of determination, plus (iii) the amount on deposit in the Restricted Cash Account on such date of determination, after giving effect to all deposits to and withdrawals from the Restricted Cash Account effected, or to be effected, on such date of determination.

Notwithstanding the foregoing, if the Borrower (or the Manager on behalf of the Borrower) notifies the Administrative Agent that (i) payments owing by a Lessee under any Lease related to a sale-leaseback transaction included in the calculation of the Borrowing Base, or (ii) any credit reserve or security deposit in excess of $300,000 delivered by a Lessee with respect to any Lease included in the calculation of the Borrowing Base, has, in either case, been reduced or diluted as a result of holdbacks, reserves, discounts or rebates granted by, or on behalf of, the Borrower to the related Lessee, the Borrowing Base shall, unless waived by the Administrative Agent (acting at the direction of the Required Lenders in each instance), automatically be reduced by the amount of such deduction or dilution.

Borrowing Base Deficiency.  The condition existing as of any date of determination, if the then Aggregate Note Principal Balance would exceed the Borrowing Base.  If such term is used in a quantitative context, the amount of the Borrowing Base Deficiency shall be equal to the amount of such excess.

Borrowing Base Report.  A Borrowing Base Report signed by the Treasurer or the Vice President - Finance of the Borrower.

Business Day.  Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Lease.  A Lease under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Casualty Event.  With respect to any property (including any interest in property) of the Borrower, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower receives insurance proceeds, proceeds of a condemnation award or other compensation.

Casualty Proceeds.  For any accounting period, all proceeds received by the Borrower or the Manager on behalf of the owners of such related Containers, from insurance or other sources, as a result of a Casualty Event.

CEU.  The abbreviation for “cost-equivalent unit”, a fixed unit of measurement which is the agreed ratio of the cost of an alternative type of container to the cost of a twenty-foot standard dry freight marine shipping container.  The CEU for each container type is 1.0 per 20’ standard dry freight, 1.60 per 40’ standard dry freight, 1.70 per 40’ high cube dry freight, 8.00 per 20’ refrigerated container, 10.0 per 40’ refrigerated high cube container, 40’ refrigerated standard container, 40’ refrigerated AFAM container and 40’ refrigerated Everfresh container, 5.0 per genset, and 2.0 per 45’ high cube dry freight.  Notwithstanding the foregoing, for the purposes of calculating CEUs in clause (3) of the definition of Early Amortization Event, the CEU of any Container of a particular type in the Borrower Fleet shall equal the actual CEU value for such container type in the Borrower Fleet as of the applicable determination date, calculated by dividing the average cost for each container type in the Borrower Fleet by the average cost for a 20’ dry container in the Borrower Fleet.

CEU Available Day.  With respect to any Container, this term shall have the meaning assigned to the term “CEU Available Day” as defined in the Management Agreement, as such agreement may be amended, restated, modified or replaced in accordance with the terms of this Credit Agreement.

CLI.  Container Leasing International, LLC, a limited liability company organized and existing under the laws of the State of New York.

CLI Guaranty.  The limited guaranty of CLI, substantially in the form of Exhibit F hereto.

Closing Date.  May 18, 2010.

Code.  The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

Collateral.  All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.

Collection Period.  The period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through and including the last day of such calendar month.

Collections.  With respect to any Collection Period, Gross Revenue allocated or allocable to the Containers and generator sets in the Borrower Fleet pursuant to the provisions of the Management Agreement and the Intercreditor Agreement.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Credit Loans to the Borrower, as the same may be reduced from time to time.

Commitment Fee.  This term shall have the meaning set forth in Section 2.2 hereof.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitments then in effect.

Compliance Certificate.  A compliance certificate, substantially in the form of Exhibit D attached hereto.

Concentration Limits.  With respect to one or more Containers in the Borrower Fleet, each of the following limitations, all of which must be complied with in order for such Container(s), which would otherwise qualify as an Eligible Container or an Eligible Generator Set or which would otherwise be subject to an Eligible Direct Finance Lease, to be included in the calculation of the Borrowing Base:

(a)	Maximum Average Age. After giving effect to the inclusion of such Container, the Average Age of the Containers included in the calculation of the Borrowing Base shall be less than eight (8) years;

(b)
Maximum Concentration of Containers Leased to a Single Lessee.  From and after the date the Adequate Diversity Threshold is satisfied, the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases then on lease to any single Lessee and its Affiliates shall not exceed an amount equal to the product of (A) twenty-five percent (25%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(c)
Maximum Concentration of Containers Leased to the Three Largest Lessees.  From and after the date the Adequate Diversity Threshold is satisfied, the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases then on lease to any three Lessees and their respective Affiliates shall not exceed an amount equal to the product of (A) sixty percent (60%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables.

(d)
Maximum Concentration of Non-Monthly Rental Payments.  The sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases subject to Lease Agreements for which rentals are billed and payable less frequently than monthly shall not exceed an amount equal to the product of (A) ten percent (10%) and (B)  an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(e)
Maximum Concentration of Generator Sets.  From and after the date the Adequate Diversity Threshold is satisfied, the sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Generator Sets owned by the Borrower shall not exceed the product of (A) five percent (5%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(f)
Maximum Concentration of Direct Finance Leases.  The sum of the Net Present Value of Direct Finance Lease Receivables of all Eligible Containers subject to Direct Finance Leases shall not exceed the product of (A) fifty percent (50%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables; and

(g)
Maximum Concentration of Containers Subject to Sale-Leaseback Transactions.  The sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases that are subject to a sale-leaseback transaction with the related Lessee shall not exceed the product of (A) thirty-five percent (35%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Tangible Net Worth.  The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 52 and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance with FASB No. 133), and less the total book value of all assets properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

Consolidated Total Assets.  The sum of (a) all assets (“consolidated balance sheet assets”) of CLI and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets leased by CLI or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Consolidated Total Liabilities.  The sum of (a) all liabilities of CLI and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of CLI and its Subsidiaries and all other Indebtedness of CLI and its Subsidiaries, whether or not so classified plus (b) without duplication, all liabilities leased by CLI or any Subsidiary as lessee under any Synthetic Lease to the extent that such liabilities would have been included in Consolidated Total Liabilities had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Container Management System.  The tracking and billing system used by the Manager and its Affiliates and any upgrade of, successor to, or replacement for, such system.

Container Representations and Warranties.  This term shall have the meaning set forth in the Contribution and Sale Agreement.

Containers.  The marine and intermodal cargo containers to which the Borrower (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either such case, is held for lease or sale by, or on behalf of, the Borrower in the conduct of its business.

Contract Payments.  With respect to a Lease, the minimum periodic contractual payment to be made by a Lessee pursuant to the terms of such Lease.

Contribution and Sale Agreement.  The Contribution and Sale Agreement, dated as of May 18, 2010, between the Seller and the Borrower.

Control Agreement.  Each of the following: (x) the Securities Account Control Agreement, dated on or about the Closing Date, among the Borrower, the Administrative Agent and U.S. Bank National Association, with respect to the Trust Account, and (y) the Securities Account Control Agreement, dated on or about the Closing Date, among the Borrower, the Administrative Agent and U.S. Bank National Association, with respect to the Restricted Cash Account.

Conversion Date.  The date of occurrence of a Conversion Event.

Conversion Event.  The earlier to occur of (i) Scheduled Termination Date and (ii) the date on which an Early Amortization Event initially occurs; provided, however, that if the occurrence of an Early Amortization Event is waived in writing by the Administrative Agent (acting at the direction of the Required Lenders) or is otherwise cured pursuant to the definition of Early Amortization Event, such Early Amortization Event shall cease to exist (it being agreed that any such waiver shall extend to only the specific Early Amortization Event referenced therein).  Upon any waiver or cure of an Early Amortization Event, the Commitment of each Lender shall be reinstated automatically and shall continue until it expires or otherwise terminates in accordance with the terms of this Credit Agreement.

CRD.  Directive 2006/48/EC of the European Parliament and of the Council of 14 June 2006 (as amended by Directive 2009/111/EC), as amended from time to time.

Credit Agreement.  This Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Credit Exposure.  For purposes of applying the Approval Guidelines to any Person as of any date of determination, an amount equal to the product of (x) the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as applicable, of all Containers in the Borrower Fleet then on lease to such Person and its Affiliates and (y) 0.80.

Credit Loan Request.  This term shall have the meaning set forth in Section 2.7.

Credit Loans.  Credit loans made or to be made by the Lenders to the Borrower pursuant to Section 2.

Default.  This term shall have the meaning set forth in Section 13.1.

Default Interest.  The incremental interest payable by the Borrower in accordance with the provisions of Section 5.10.

Defaulted Finance Lease.  As of any date of determination, any Direct Finance Lease for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), (B) the Manager has repossessed all or a portion of the Containers that are subject to such Direct Finance Lease, (C) the Manager has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Direct Finance Lease are wholly or partially uncollectible, or (D) the related Lessee is the subject of a Bankruptcy Event.  Notwithstanding the preceding clause (D), however, no Direct Finance Lease of any Lessee that is the subject of a Bankruptcy Event shall be considered a Defaulted Finance Lease under such clause during the five (5) day period following the occurrence of such Bankruptcy Event so long as, at the time of the applicable Bankruptcy Event and during such five (5) day period, (i) no regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than 30 days delinquent (measured from its contractual due date), (ii) the sum of (x) the Credit Exposure related to such Lessee and its Affiliates and (y) the Credit Exposure of all other Lessees and their Affiliates which are then the subject of a Bankruptcy Event, shall not exceed $10,000,000, and (iii) the Aggregate Net Present Value of Direct Finance Lease Receivables attributable to such Direct Finance Lease shall already have been included in the Borrowing Base.

Defaulted Lease.  Any Defaulted Finance Lease or Defaulted Operating Lease.

Defaulted Operating Lease.  As of any date of determination, any Lease (other than a Direct Finance Lease) for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), (B) the Manager has repossessed all or a portion of the Containers that are subject to such Lease, (C) the Manager has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Lease are wholly or partially uncollectible, or (D) the related Lessee is the subject of a Bankruptcy Event.  Notwithstanding the preceding clause (D), however, no Lease of any Lessee that is the subject of a Bankruptcy Event shall be considered a Defaulted Operating Lease under such clause during the five (5) day period following the occurrence of such Bankruptcy Event so long as, at the time of the applicable Bankruptcy Event and during such five (5) day period, (i) no regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Lease is more than 30 days delinquent (measured from its contractual due date), (ii) the sum of (x) the Credit Exposure related to such Lessee and its Affiliates and (y) the Credit Exposure of all other Lessees and their Affiliates which are then the subject of a Bankruptcy Event, shall not exceed $10,000,000, and (iii) the Aggregate Net Book Value of the Containers subject to such Lease shall already have been included in the Borrowing Base.

Depreciation Policy.  One of the following: (i) the following depreciation methods:  (a) all Eligible Containers that are refrigerated Containers are to be depreciated over a fifteen year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such Container, (b) all Eligible Generator Sets are to be depreciated over a twelve year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such generator set, and (c) all Eligible Containers that are not refrigerated Containers are to be depreciated over a twelve and a half year useful life on a straight line basis to a residual value of no more than 37% of Original Cost of such Container, or (ii) such other subsequent depreciation policy that conforms with GAAP that is utilized by the Borrower, or if the context so requires, the Seller subsequent to the Closing Date, provided that, any such depreciation policy shall be at least as conservative as the depreciation policy set forth in clause (i) above (e.g., use of depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value).

Determination Date.  The third (3rd) Business Day prior to any Payment Date.

Direct Finance Lease Receivables.  All rights of the Borrower to contractual rental payments owing by a Lessee in respect of a Direct Finance Leases.

Direct Finance Lease Rate.  With respect to any Direct Finance Lease, the implicit interest rate applicable to such Direct Finance Lease, as such interest rate is determined by the Company in accordance with GAAP applied on a consistent basis.

Direct Finance Leases.  A Lease that satisfies the criteria for classification as a capital lease pursuant to GAAP, including under Financial Accounting Standards Board Statement No. 13, as amended.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Early Amortization Event.  The occurrence or existence of any one of the following conditions or events as of any date of determination:

(1)	An Event of Default shall have occurred and then be continuing;

(2)	A Borrowing Base Deficiency exists on any Payment Date (calculated after giving effect to all principal payments actually received by the Lenders on such day);

(3)
As of the last day of any calendar month, the weighted average NOI for the Containers in the Borrower Fleet for such calendar month and the three (3) immediately preceding calendar months, is less than fifty cents (US$0.50) per day per CEU;

(4)
As of the last day of any calendar month, the Average Age of all of the Containers in the Borrower Fleet (as reported on the immediately succeeding Determination Date) shall exceed eight and one-half (8.5) years; or

(5)
Any environmental law, convention or regulation is adopted which prohibits or limits in any material respect the usage of the Containers in the Borrower Fleet and is reasonably likely to materially and adversely affect the revenue-generating activities or operations of the Borrower.

If an Early Amortization Event occurs, such Early Amortization Event shall continue until the earliest of (i) the Business Day on which the Required Lenders waive such Early Amortization Event in writing, or (ii) with respect to the Early Amortization Events described in clauses (2) or (4) above, the day on which such Early Amortization Event is cured by the Borrower, or (iii) with respect to the Early Amortization Event described in clause (3) above, once such condition is no longer in existence and does not reoccur in any of the two (2) immediately succeeding months.

Eligible Assignee.  Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than (x) the Borrower, (y) any Affiliate of the Borrower or Subsidiary of the Borrower, or (z) a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless a Default or an Event of Default has occurred and is then continuing, the Borrower (such approval not to be unreasonably withheld or delayed).

Eligible Container.  As of any date of determination (or, in the case of clause (i), as of the date specified therein), any Container which (a) is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is subject to no other Liens other than Permitted Liens, (c) is in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, and substantially conform to the standard specifications used by the Manager for that category of container and applicable industry standards including, without limitation, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization, (d) is not subject to a Defaulted Operating Lease or, if subject to a Defaulted Operating Lease, the Borrower (or the Manager, on behalf of the Borrower) has recovered possession of such Container, (e) has a then Net Book Value greater than zero, (f) has not suffered an Event of Loss, (g) is not then on lease to a Sanctioned Person or, to the best knowledge of the Borrower or the Manager, is not subleased to a Sanctioned Person or located, operated or used in a Sanctioned Country unless it is used pursuant to a license granted by OFAC, (h) satisfies each of the applicable Concentration Limits and applicable Container Representations and Warranties, (i) is on lease to an Eligible Lessee and (j) has not been contracted for sale by the Borrower to a purchaser in accordance pursuant to a sale agreement or other agreement for the disposition thereof.

Eligible Direct Finance Lease.  As of any date of determination (or, in the case of clause (f), as of the date specified herein), a Direct Finance Lease that complies with all of the following:  (a) the related Lessee is an Eligible Lessee and is not an Affiliate of the Borrower or a Sanctioned Person; (b) such Direct Finance Lease is not a Defaulted Finance Lease; (c) such Direct Finance Lease and the related receivables are subject to no other Liens other than Permitted Liens, (d) such Direct Finance Lease is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, (e) is subject to no other Liens other than Permitted Liens, (f) such Direct Finance Lease is on lease to an Eligible Lessee on the Funding Date for such Direct Finance Lease, and (g) such Direct Finance Lease satisfies each of the applicable Concentration Limits and applicable Container Representations and Warranties.

Eligible Generator Set.  As of any date of determination (or, in the case of clause (i), as of the date specified herein) a generator set used in conjunction with a refrigerated container to which the Borrower has good title or is the lessor under a Direct Finance Lease and, in either such case, is held for sale or lease and which (a) is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is subject to no other Liens other than Permitted Liens, (c) is in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, (d) is not subject to a Defaulted Operating Lease or, if subject to a Defaulted Operating Lease, the Borrower (or the Manager, on behalf of the Borrower) has recovered possession of such generator set, (e) has a then Net Book Value greater than zero, (f) has not suffered an Event of Loss, (g) is not then on lease to a Sanctioned Person or, to the best knowledge of the Borrower or the Manager, is not subleased to a Sanctioned Person or located, operated or used in a Sanctioned Country unless it is used pursuant to a license granted by OFAC, (h) satisfies each of the applicable Concentration Limits and applicable Container Representations and Warranties, (i) is on lease to an Eligible Lessee on the Funding Date for such generator set and (j) has not been contracted for sale by the Borrower to a purchaser in accordance pursuant to a sale agreement or other agreement for the disposition thereof.

Eligible Interest Rate Hedge Counterparty.  One of the following: (a) any Lender or any Affiliate of a Lender, (b) any bank that has a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (or their equivalent) and a long-term unsecured debt rating of at least “A+” by Standard & Poor’s and “A2” by Moody’s (or their equivalent) or (c) any other Person acceptable to the Required Lenders.

Eligible Investments.  One or more of the following:

(i)           direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States of America;

(ii)           certificates of deposit, demand deposits and bankers’ acceptances (that shall each have an original maturity of not more than 365 days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated at least “Aa3” by Moody’s and “AA-” by Standard & Poor’s, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(iii)           commercial paper (having original maturities of not more than 270 days) of any corporation (other than the Borrower or CLI), incorporated under the laws of the United States of America or any state thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

(iv)           any money market fund that has been rated by each Rating Agency, in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;

(v)           eurodollar deposits (which shall each have an original maturity of not more than 365 days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-” by Standard & Poor’s or “Aa3” by Moody’s, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category; and

(vi)           other obligations or securities that are acceptable to the Required Lenders as an Eligible Investment hereunder.

Eligible Lessee.  Any Lessee approved in accordance with the Approval Guidelines for inclusion in a funding under this Credit Agreement and the other Loan Documents.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  This term shall have the meaning set forth in Section 13.1.

Event of Loss.  With respect to any Container or generator set, the occurrence or existence of any of the following:

(b)           total loss or destruction thereof;

(c)           theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or the Manager;

(d)           thirty (30) days after damage rendering such Container or generator set, as the case may be, unfit for normal use and, in the judgment of the Borrower or the Manager, beyond repair at reasonable cost;

(e)           any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(f)           if such Container or generator set is subject to a Lease, such Container or generator set shall be deemed to have to have suffered a Casualty Loss (or similar term) under the terms of such Lease.

Existing Scheduled Termination Date.  This term shall have the meaning set forth in Section 2.10(a) hereof.

Fee Letter.  Each of the following: (i) that certain letter agreement, dated March 27, 2012, between the Borrower and the Administrative Agent and (ii) each fee letter between the Borrower and any Lender with respect to this facility.

Fees.  The fees to be paid to the Lenders and the Administrative Agent pursuant to the terms of the Fee Letter.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Date.  The date on which any Credit Loan is made or is to be made pursuant to the terms hereof.

GAAP or generally accepted accounting principles.  (a) When used in this Credit Agreement or other Loan Document, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation (if applicable), its articles of organization and certificate of formation (if applicable), its by-laws, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other membership interests.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Gross Revenue.  All revenue (without reduction for expenses or costs), calculated on an accrual basis in accordance with GAAP, earned in connection with the ownership, use and/or operation of the Containers including, but not limited to, rental, handling, location revenue, damage protection and other rental-related charges arising from the leasing of such Containers, and principal payments on Direct Finance Leases, in each case allocated or allocable to the Containers, including any Miscellaneous Borrower Proceeds, Casualty Proceeds, Indemnification Proceeds, and Net Cash Sales Proceeds.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

Hedging Reference Date:  The first date occurring after the Restatement Date on which Credit Loans having an aggregate initial principal balance of more than $25,000,000 have been drawn down by the Borrower.  Thereafter, the Hedging Reference Date will be reset and deemed not to have occurred if (x) an Affiliate of CLI shall have issued a series of asset-backed term notes and (y) the proceeds of such issuance shall have been used to reduce the unpaid principal balance of all Credit Loans under this Credit Agreement to less than $25,000,000.  If the unpaid principal balance of all Credit Loans thereafter exceeds $25,000,000, a Hedging Reference Date will thereafter occur once again and be subject to reset as set forth above.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed,

(b)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding operating leases, trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)           every obligation of such Person under any Capitalized Lease,

(f)           every obligation of such Person under any Synthetic Lease,

(g)           all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)           every obligation of such Person (i) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock (an “equity related purchase obligation”), and (ii) under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i)           every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(j)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of recourse to the Borrower in respect thereto, (iv) any Synthetic Lease shall be the net present value, calculated at the discount rate implicit in such Synthetic Lease, of all present and future obligations under such lease (including any residual obligations), (v) any derivative contract shall be the maximum amount of any termination, unwind or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (vii) any Indebtedness shall be reduced by the amount of any irrevocable reserve or defeasance for the payment thereof, and (viii) any guaranty or other contingent liability referred to in clause (ix) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnification Proceeds.  For any accounting period, all proceeds received by the Manager from Lessees pursuant to the Leases, insurance (including without limitation default insurance with respect to Lessees) or other sources, including amounts received from the insurance specified in the Management Agreement, for indemnification of liability and loss with respect to the Containers, excluding Casualty Proceeds, Net Cash Sales Proceeds and Miscellaneous Borrower Proceeds, in each case allocable to the Containers (during the Servicing Transition Period, as set forth in the Management Agreement, and at any time following the end of the Servicing Transition Period, as set forth in the Intercreditor Agreement).

Independent Person.  A natural person who at the date of his appointment as a manager, director or officer possesses the following qualifications:  (a) has prior experience as an independent director for a company, the corporate instruments of which require the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable law; and (b) has at least three years of employment experience with and is employed by one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided always that such individual at the date of his appointment as such manager, director or officer, or at any time in the preceding five years, or during such person’s tenure shall not be:  (i) an employee, director, shareholder, manager, partner or officer of CLI or an Affiliate thereof (other than such person’s service as an independent director or manager of CLI or an Affiliate thereof); (ii) a customer or supplier of CLI or an Affiliate thereof; (iii) a beneficial owner at the time of such individual’s appointment as an independent manager, or at any time thereafter while serving as an independent manager, of more than 2% of the voting securities of CLI or an Affiliate thereof; (iv) affiliated with a significant customer, supplier or creditor of CLI or an Affiliate thereof; (v) a party to any significant personal service contracts with CLI or an Affiliate thereof; or (vi) a member of the immediate family of a person described in (i) or (ii) above and provided further that an Independent Person may serve in a similar capacity for other special purpose entities formed by CLI or its Affiliates; provided however, a person elected by Global Securitization Services, LLC or any other similar professional service provider shall be an “Independent Person” regardless of whether such person is, or is affiliated with or related to, a customer or supplier of CLI.  No resignation or removal of an Independent Person shall be effective until a successor Independent Person has been elected to replace such Independent Person.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

In-Service Date.  With respect to any Container, means the earlier of (x) the first on-hire date of such Container or (y) six-months following the date of acceptance of such Container from the manufacturer thereof.

Insolvency Law.  The Bankruptcy Code or similar bankruptcy, insolvency, reorganization or creditors’ rights law in any state or other foreign jurisdiction.

Intercreditor Agreement. The Second Amended and Restated Intercreditor Collateral Agreement dated as of October 26, 2001, and amended and restated as of August 24, 2006 (as the same may be amended, amended and restated or otherwise modified and in effect from time to time), among the Administrative Agent, CLIF, the Trustee, U.S. Bank National Association, as collateral agent, and the Borrower and in form and substance satisfactory to the Administrative Agent.

Interest Period.  With respect to all or any relevant portion of any Credit Loan, (a) initially, the period commencing on the Restatement Date and ending on (but excluding) the Payment Date occurring in April 2012, and (b) thereafter, each period commencing on a Payment Date and ending on (but excluding) (i) for any Base Rate Loan, the next succeeding Payment Date; and (ii) for any LIBOR Rate Loan, the 1 month anniversary of such Payment Date, as selected by the Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)           any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(D)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Hedge Agreement.  An interest rate swap or cap agreement between the Borrower and an Interest Rate Hedge Provider named therein, including any schedules and confirmations prepared and delivered in connection therewith, each as reasonably acceptable to the Required Lender, pursuant to which (i) the Borrower will receive payments from or make payments to the Interest Rate Hedge Provider based on the LIBOR Rate and (ii) recourse by the Interest Rate Hedge Provider to the Borrower is limited to the Collateral which pursuant to the terms of this Credit Agreement is available for such purpose.

Interest Rate Hedge Provider.  Any Eligible Interest Rate Hedge Counterparty to an Interest Rate Hedge Agreement with the Borrower.  An Eligible Interest Rate Hedge Counterparty that has entered into an Interest Rate Hedge Agreement but thereafter ceases to meet the criteria set forth in the definition of Eligible Interest Rate Hedge Counterparty shall continue to be an Interest Rate Hedge Provider until it is terminated or replaced under the applicable Interest Rate Hedge Agreement and all amounts owed to such Interest Rate Hedge Provider are paid in full.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lease or Lease Agreement.  Each and every installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container or generator set is subject (to the extent related to such Container or generator set) and shall include (i) all rental payments to be made by the Lessee thereunder, (ii) all rights of the lessor thereunder, and (iii) any and all amendments, renewals or extensions thereof.

Lender.  As defined in the preamble hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

Lender Affiliate.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lessee.  Each Person (and, if applicable, any guarantor of such Person) that leases a Container in the Borrower Fleet pursuant to a Lease Agreement.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period.  If the rate described above does not appear on the Reuters Screen LIBOR01 Page on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period.  In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.  As used herein, “Reuters Screen LIBOR01 Page” means the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), as reported by Bloomberg Financial Markets Commodities News (or by another source selected by the Administrative Agent and notified by the Administrative Agent to the Manager).

LIBOR Rate Loans.  Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan.  Any Credit Loan.

Loan Documents.  This Credit Agreement, the Notes, the Security Documents, the Fee Letter, the Management Agreement, the Contribution and Sale Agreement, the CLI Guaranty, any Interest Rate Hedge Agreement(s) and the Intercreditor Agreement.

Management Agreement.  The Management Agreement, dated as of May 18, 2010, entered into by and between the Manager and the Borrower, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Management Fee.  This term shall have the meaning set forth in the Management Agreement.

Management Fee Arrearage.  For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

Manager.  The Person performing the duties of the Manager under the Management Agreement, initially, CLI.

Manager Advances.  This term shall have the meaning set forth in the Management Agreement.

Manager Collection Account.  An account established and maintained pursuant to the Intercreditor Agreement into which the Manager will direct (i) all payments from Lessees, (ii) all Sale Proceeds, (iii) all Casualty Proceeds and (iv) all other proceeds and Gross Revenues related to the Containers including Miscellaneous Borrower Proceeds and Indemnification Proceeds.

Manager Default.  The occurrence of any of the events or conditions set forth in Section 10.01 of the Management Agreement after giving effect to any expressly applicable notice and grace periods contained in such Section.

Manager Fleet.  The fleet of containers owned and/or managed by the Manager, including the Containers.

Manager Report.  This term shall have the meaning set forth in the Management Agreement.

Manager Termination Notice.  A written notice to be provided to the Manager pursuant to Section 10.02 of the Management Agreement.

Material Adverse Effect.  Any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a)           a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower;

(b)           a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(c)           a material adverse effect on (i) the validity, binding effect or enforceability of the Borrower’s obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document; or

(d)           a material adverse effect on the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on the Collateral included in the Borrowing Base.

Maturity Date.  The Payment Date occurring in the month in which the fifth annual anniversary of the Conversion Date occurs.

Miscellaneous Borrower Proceeds.  The sum of amounts received by the Manager (i) from the manufacturers or sellers of Containers for breach of sale warranties relating thereto, and (ii) in payment or settlement of any claims, losses, disputes or Proceedings relating to the Containers, including insurance proceeds from the insurance specified in the Management Agreement for damage to the Containers; provided, however, Miscellaneous Borrower Proceeds shall not include Net Cash Sales Proceeds, Casualty Proceeds or Indemnification Proceeds.

Moody’s.  Moody’s Investors Services, Inc.

Multiemployer Plan.  Any multiemployer pension plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Book Value.  With respect to any date of determination for any Eligible Container or any Eligible Generator Set, an amount equal to the excess of:

(a)           the Original Cost of such Eligible Container or Eligible Generator Set (as applicable), over

(b)           accumulated depreciation on such Eligible Container or Eligible Generator Set (as applicable) from the original acquisition date of such Eligible Container or Eligible Generator Set (as applicable) by the Seller or one of its Affiliates to such date of determination, measured utilizing the Depreciation Policy.

Net Cash Sale Proceeds.  The net cash proceeds received by a Person in respect of any sale or other disposition of assets, net of all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred and paid in connection with such asset sale or disposition, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such asset sale or disposition.

Net Present Value of Direct Finance Lease Receivables.  As of any date of determination, with respect to any Eligible Container that is then subject to an Eligible Direct Finance Lease, an amount in Dollars equal to the present value of the remaining Contract Payments that will become due under such Direct Finance Lease after such date of determination, discounted monthly at one-twelfth of the applicable Direct Finance Lease Rate; provided, however, that the Net Present Value of Direct Finance Lease Receivables of (A) any Direct Finance Lease that is a Defaulted Finance Lease, or (B) a Direct Finance Lease that has been repurchased or is required to be repurchased by the Seller shall, in each case, be equal to zero.

NOI.  For any period, Gross Revenue for the Containers and generator sets in the Borrower Fleet for such period minus an amount equal to the sum of (i) the Management Fee paid for such period and (ii) the Borrower Expenses paid for such period.

Non-Extending Lender.  This term shall have the meaning set forth in Section 2.10(b) hereof.

Note.  A promissory note executed by the Borrower substantially in the form of Exhibit B hereof.

Notice Date.  This term shall have the meaning set forth in Section 2.10(b) hereof.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Hedge Agreement or in respect of any of the Credit Loans made or any of the Notes or other instruments at any time evidencing any thereof.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Operating Expenses.  All direct and indirect expenses and costs, calculated on an accrual basis, paid by the Manager in connection with the service rendered for the Containers, or the relevant portion of such expenses and costs (determined in accordance with the Intercreditor Agreement), incurred in connection with the ownership, use or operation of the Managed Containers (where applicable), such as: (i) agency costs and expenses; (ii) depot fees, handling, and storage costs and expenses; (iii) survey, depot audit, maintenance and repair expenses (including the actual or estimated cost of repairs to be made pursuant to those damage protection plans referenced in (z) below); (iv) repositioning expense; (v) the cost of inspecting, marking and remarking such Containers, (vi) third-party fees for bankruptcy recovery; (vii) audit fees related to the annual review by the Manager’s Independent Accountant of the Gross Revenue, Operating Expenses and management fees for the Containers (but excluding the accounting fees for the audit or accounting work referenced in Section 9.02 of the Management Agreement); (viii) expenses, liabilities, claims and costs (including without limitation reasonable attorneys’ fees) incurred in connection with enforcing rights under the Leases of such Containers or repossessing such Containers, including the amount of any cash reserves maintained by the Manager in connection with proceedings contesting Permitted Liens; (ix) insurance expense; (x) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against such Containers, including but not limited to ad valorem, gross receipts and other property taxes imposed against such Containers or against the revenues generated by such Containers including any interest or penalties or penalties thereon, but excluding for the avoidance of doubt any income or franchise or net profits or similar taxes or any interest or penalties or additions related thereto imposed on the Manager in respect of its services; (xi) expenses, liabilities, claims and costs (including without limitation reasonable attorneys’ fees) incurred by the Manager or made against the Manager by any third party arising directly or indirectly (whether wholly or in part) out of the state, condition, operation, use, storage, possession, repair, maintenance or transportation of such Containers; (xii) expenses and costs (including without limitation reasonable attorneys’ fees) of pursuing claims against manufacturers or sellers of such Containers on behalf of the Borrower; and (xiii) non-recoverable sales taxes and value-added taxes on such expenses and costs.  Notwithstanding the foregoing, Operating Expenses shall in no event include (w) the Management Fee; (x) any Borrower Expenses, (y) any general or administrative expenses of the Manager; or (z) any depreciation or amortization expense with respect to the Containers or generator sets in the Borrower Fleet.

Original Agreement.  This term shall have the meaning set forth in the Recitals hereto.

Original Cost.  With respect to any Container, an amount equal to the sum of (i) the manufacturer’s or vendor’s, as applicable, invoice prices, (ii) reasonable and customary out-of-pocket inspection, transport and initial positioning costs that were necessary and directly related to putting such Container in initial service, and (iii) reasonable acquisition fees which, in the case of clauses (ii) and (iii) are capitalized, as determined in accordance with GAAP, consistently applied.

Other Taxes.  This term shall have the meaning set forth in Section 5.1.4 hereof.

outstanding or Outstanding.  With respect to a Credit Loan, the aggregate unpaid principal thereof as of any date of determination.

Payment Date.  The 18th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate.  The perfection certificate as defined in the Security Agreement.

Permitted Liens.  Liens permitted by Section 9.2.

Permitted Payment Date Withdrawals.  On (i) any Payment Date, an amount required to pay all accrued and unpaid interest (other than Default Interest) payable on such Payment Date, and (ii) the Maturity Date, an amount necessary to pay the then unpaid principal balance of all Credit Loans.

Person.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Credit Loan referred to in such Note.

Register.  This term shall have the meaning set forth in Section 15.3.

Related Parties.  With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders.  As of any date of determination, one of the following:

(A)           If there are two (2) or fewer Lenders, Lenders representing one hundred percent (100%) of the Total Commitments (or, if the Conversion Date shall have occurred, the Aggregate Note Principal Balance) on such date;

(B)           If there are more than two (2) Lenders, Lenders representing sixty six and two thirds percent (66 2/3%) of the Total Commitments (or, if the Conversion Date shall have occurred, the Aggregate Note Principal Balance) on such date.

Restatement Date.  March 27, 2012.

Restricted Cash Account.  The bank account designated as such that has been established by the Borrower in accordance with the provisions of Section 4.3 hereof.

Restricted Cash Amount.  As of any date of determination, the amount then on deposit in the Restricted Cash Account.

Restricted Cash Target Balance.  For any Payment Date the amount required to be deposited or maintained in the Restricted Cash Account, which shall be equal to the product of (i) three (3), (ii) one-twelfth (1/12), (iii) the LIBOR Rate in effect on such Payment Date plus the Applicable Margin, and (iv) the then Aggregate Note Principal Balance (calculated after giving effect to all principal payments actually paid on such Payment Date).

Restricted Payment.  In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower to the Borrower’s shareholders (or other equity holders), (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower, (d) payments of management, consulting or similar fees to Affiliates of the Borrower (other than the Management Fee), or (e) payment of Subordinated Debt.

Sanctioned Country: A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time

Sanctioned Person.  Means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person, or (iv) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time..

Scheduled Principal Payment Amount.  Each of the following: (i) for each Payment Date occurring on or after the Conversion Date (other than the Maturity Date), an amount equal to the product of (i) two-thirds of one percent (0.66666667%) and (ii) the Aggregate Note Principal Balance on the Conversion Date, and (ii) for the Maturity Date, an amount equal to the then Aggregate Note Principal Balance, in each case, as such amounts may be adjusted from time to time pursuant to the provisions of Section 3.4 hereof.

Scheduled Termination Date.  March 27, 2014 (as such date may be extended from time to time in accordance with the provisions of Section 2.10 hereof).

Secured Party.  Each of the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty.

Security Documents.  The Borrower Security Agreement, each Control Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, pursuant to which security is granted to the Administrative Agent and the Intercreditor Agreement.

Seller.  CLI.

Senior Executive Officer.  Any of the president, chief financial offer, treasurer or controller of the Borrower, Seller or Manager, as the case may be.

Standard & Poor’s or S&P.  Standard & Poor’s Ratings Group.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time, but in no event to exceed Three Hundred Million Dollars ($300,000,000).

Trust Account.  The bank account designated as such that has been established by the Borrower in accordance with the provisions of Section 4.1 hereof.

Type.  As to any Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

U.S. Person.  A “United States person” as such term is defined in Section 7701(a)(30)(A), (B) or (C) of the Code.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Warranty Purchase Amount.  This term shall have the meaning set forth in the Contribution and Sale Agreement.

1.2   Rules of Interpretation.

1.2.1.           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

1.2.2.           The singular includes the plural and the plural includes the singular.

1.2.3.           A reference to any law includes any amendment or modification to such law.

1.2.4.           A reference to any Person includes its permitted successors and permitted assigns.

1.2.5.           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

1.2.6.           The words “include”, “includes” and “including” are not limiting.

1.2.7.           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

1.2.8.           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

1.2.9.           Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

1.2.10.         This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

1.2.11.         For purposes of calculations regarding the Borrowing Base or the Concentration Limits, an individual Container or generator set shall be included in the calculation of either the Aggregate Net Book Value or the Aggregate Net Present Value of Direct Finance Lease Receivables but not both.

1.2.12.         This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

2.    THE CREDIT FACILITY.

2.1   Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement (including, without limitation, Section 2.11 hereof), each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date to (but not including) the Conversion Date upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.7, such sums as are requested by the Borrower, provided that the sum of the unpaid principal amount of all Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time.  The Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 12 have been satisfied on the date of such request.

2.2   Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of five-eighths of one percent (0.625%) of the average daily amount during each period or portion thereof from the Closing Date to the Conversion Date by which the Total Commitment exceeds the average Aggregate Note Principal Balance during the immediately preceding Interest Period.  The Commitment Fee shall be payable in arrears on each Payment Date for the immediately preceding Interest Period commencing on the first such date following the date hereof, with a final payment on the Conversion Date or any earlier date on which the Commitments shall terminate or have been terminated.

2.3   Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent and each Interest Rate Hedge Provider to reduce by the minimum amount of $5,000,000 and integral multiples of $1,000,000 thereafter or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.4   Revolving Credit Facility.  The credit facility evidenced by this Credit Agreement is a revolving credit facility.  Accordingly, the principal balance of any Credit Loan that has been repaid by the Borrower may, subject to the terms and conditions of this Credit Agreement, be re-borrowed to (but excluding) the Conversion Date.

2.5   Evidence of Credit Loans.  The Credit Loans made by each Lender shall be evidenced by one or more accounts or Records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and Records maintained by any Lender and the accounts and Records of the Administrative Agent in respect of such matters, the accounts and Records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Credit Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.6   Interest on Credit Loans.  (a)  Except as otherwise provided in Section 5.10,

2.6.1.           Each Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Funding Date thereof and ending on the last day of each Interest Period with respect thereto at a rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

2.6.2.           Each Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Funding Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the Adjusted LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

(b)           The Borrower promises to pay interest on each Credit Loan in arrears on each Payment Date.

(c)           In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law.  If at any time the interest rate charged with respect to a Credit Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Credit Loan shall be limited to the maximum rate permitted by applicable law.

2.7   Requests for Credit Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Credit Loan requested hereunder (a “Credit Loan Request”) by 11:00 a.m. (New York time) no less than three (3) LIBOR Business Days prior to the requested Funding Date.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. The Credit Loan Request shall be irrevocable and binding on the Borrower upon delivery thereof and shall obligate the Borrower to accept the Credit Loan requested from the Lenders on the related Funding Date.

2.8   Continuation of Type of Credit Loan.  Any Credit Loan of any Type may, upon the expiration of an Interest Period with respect thereto, be continued as a Credit Loan of the same Type; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.6 is scheduled to occur.

2.9   Funds for Credit Loan.

2.9.1.           Funding Procedures.  Not later than 2:00 p.m. (New York time) on the proposed Funding Date of any Credit Loan, and provided that each of the Lenders have been given notice of the Credit Loan Request, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Credit Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by Sections 11 and/or 12, as the case may be, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Credit Loans made available to the Administrative Agent by the Lenders.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Funding Date the amount of its Commitment Percentage of the requested Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Credit Loans.

2.9.2.           Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Lender prior to a Funding Date, assume that such Lender has made available to the Administrative Agent on such Funding Date the amount of such Lender’s Commitment Percentage of the Credit Loans to be made on such Funding Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Funding Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Funding Date to the date on which the amount of such Lender’s Commitment Percentage of such Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Commitment Percentage of such Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Funding Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Credit Loans made on such Funding Date.

2.10    Extension of Scheduled Termination Date.   (a)  Requests for Extension.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify all of the Lenders) and each Interest Rate Hedge Provider not earlier than 45 days and not later than 35 days prior to the Scheduled Termination Date then in effect hereunder (the “Existing Scheduled Termination Date”), request that each Lender extend such Lender’s Scheduled Termination Date in respect of this revolving credit facility for an additional 364 days from the Existing Scheduled Termination Date.

(b)           Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Existing Scheduled Termination Date and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Scheduled Termination Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Scheduled Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)           Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower and each Interest Rate Hedge Provider of each Lender’s determination under this Section 2.10 no later than the date 15 days prior to the Existing Scheduled Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)           Additional Commitment Lenders.  The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Credit Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 15.2; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of the Existing Scheduled Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(e)           Minimum Extension Requirement.  If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Existing Scheduled Termination Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be equal to the aggregate amount of the Commitments in effect immediately prior to the Existing Scheduled Termination Date, then, effective as of the Existing Scheduled Termination Date, the Scheduled Termination Date in respect of the revolving credit facility of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Scheduled Termination Date (except that, if such date is not a Business Day, such Scheduled Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Credit Agreement.

(f)           Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent and each Interest Rate Hedge Provider a certificate of the Borrower dated as of the Existing Scheduled Termination Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Existing Scheduled Termination Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in Section 7.4.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.4, and (B) no Default, Event of Default or Early Amortization Event exists.  In addition, on the Existing Scheduled Termination Date of each Non-Extending Lender, the Borrower shall prepay the Credit Loans outstanding on such date to such Non-Extending Lender and pay any additional amounts owing, including any amounts owing under any Interest Rate Hedge Agreement.

2.11        Increase in Commitments.

(a)           Request for Increase.  Provided no Default, Event of Default or Early Amortization Event then exists, the Borrower may from time to time during the period from the Restatement Date to (and including) the Conversion Date, upon notice to the Administrative Agent (who shall promptly notify such Lenders as the Borrower may request), request an increase in the Total Commitment to an amount not exceeding Four Hundred Million Dollars ($400,000,000); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of six (6) such requests and (iii) each existing Lender shall have a right of first refusal to increase its Commitment by an amount equal to its pro rata share of such requested increase.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which the applicable Lenders are requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase; Notification by Administrative Agent.  Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount by which it agrees to increase its Commitment.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrower of the applicable Lenders’ responses to each request made hereunder.

(c)           Additional Lenders.  To achieve the full amount of a requested increase and expressly subject to the right of first refusal of existing Lenders to participate in any such increase in the Total Commitment described in paragraph (a) of this Section 2.11, the Borrower may also invite additional banks or financial institutions which are Eligible Assignees (the “Additional Lenders”) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Effective Date and Allocations.  If the Total Commitment is increased in accordance with this Section 2.11, the Administrative Agent and the Borrower shall determine the Payment Date on which such increase shall be effective (the “Increase Effective Date”).  The Borrower, in consultation with the Administrative Agent, shall select the Lenders and/or, if applicable and expressly subject to the right of first refusal of existing Lenders to participate in any such increase in the Total Commitment described in paragraph (a) of this Section 2.11, additional Lenders whose Commitments will be increased and/or, if applicable, accepted and determine the final allocation of such increase and, if applicable, accepted Commitments, in each case, in accordance with each applicable Lender’s and/or, if applicable, each Additional Lender’s response to the Administrative Agent regarding the request for an increase.  The Borrower shall promptly notify the Administrative Agent, the Lenders and, if applicable, the Additional Lenders of the final allocation of such increase, and the Administrative Agent shall promptly notify the Lenders of the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Senior Executive Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Early Amortization Event, Default or Event of Default exists.  Such increase shall be effected pursuant to documentation reasonably satisfactory to the Borrower, the Administrative Agent, the increasing Lenders and, if applicable, the Additional Lenders.  The Borrowers shall prepay any Loans outstanding or borrow additional amounts on the Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with the Commitments after any increase under this Section 2.11.

3.    REPAYMENT OF THE CREDIT LOANS.

3.1   Repayment of Credit Loans.  On each Payment Date occurring on or after the Conversion Date (other than the Maturity Date), the unpaid principal balance of all Credit Loans outstanding shall be payable on each Payment Date in an amount equal to the Scheduled Principal Payment Amount.  The Aggregate Note Principal Balance, and all accrued interest and other amounts owing on, or with respect to, the Credit Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Credit Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

3.2   Mandatory Prepayments of Credit Loans.  If the Borrowing Base Report delivered on any Determination Date indicates that a Borrowing Base Deficiency exists, then the Borrower shall pay on the immediately succeeding Payment Date the amount of such Borrowing Base Deficiency in accordance with Section 4.1 hereof.  Each prepayment of Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective principal amount of each Lender’s unpaid Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.  In connection with any prepayment under this Section 3.2, the Borrower will, simultaneously with such prepayment, pay to each Interest Rate Hedge Provider all amounts, including any termination payments, then owing under their respective Interest Rate Hedge Agreements as a consequence of such prepayment.

3.3   Optional Repayments of Credit Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Credit Loans, in whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3 may be made only on a Payment Date unless accompanied by all amounts owing pursuant to Section 5.8 hereof.  The Borrower shall give the Administrative Agent and each Interest Rate Hedge Provider, no later than 11:00 a.m. (New York time) at least one (1) Business Day’s prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Credit Loans shall be in an integral multiple of $500,000, and shall be applied, in the absence of instruction by the Borrower, first to the principal balance of all unpaid Base Rate Loans and then to the principal balance of all unpaid LIBOR Rate Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s aggregate unpaid Credit Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  In connection with any prepayment under this Section 3.3, the Borrower will, simultaneously with such prepayment, pay to each Interest Rate Hedge Provider all amounts, including any termination payments, then owing under their respective Interest Rate Hedge Agreements as a consequence of such prepayment.

3.4  Application of Prepayments.  Any prepayment of the principal of a Credit Loan shall include all interest accrued to the date of prepayment.  Each such prepayment shall be applied to reduce all remaining Scheduled Principal Payment Amounts (including the Scheduled Principal Payment Amount due on the Maturity Date) on a pro rata basis and to reduce the unpaid principal balances of the Credit Loans of each Lender in accordance with such Lender’s Commitment Percentage of the aggregate prepayment amount.  Each prepayment of principal received by a Lender pursuant to this Section 3 shall be applied, in the absence of contrary instruction by the Borrower, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.  The Administrative Agent will promptly notify each Lender of its receipt of any notice of prepayment, and of the amount of such Lender’s prepayment.

4.    TRUST ACCOUNT.

4.1   Trust Account.

(a)           On or prior to the Closing Date, the Borrower shall establish and maintain the Trust Account.  The Trust Account shall be established in the name of the Borrower, for the benefit of the Administrative Agent (on behalf of the Secured Parties), with a bank or trust company acceptable to the Administrative Agent and the Required Lenders. The Trust Account shall at all times be under the “control” (as defined in the UCC) of the Administrative Agent for the benefit of the Secured Parties

(b)           The Borrower shall not establish any additional bank accounts (other than the Trust Account and the Restricted Cash Account) without prior written notice to, and the prior written consent of, the Administrative Agent, in each instance.

(c)           The Borrower shall cause the Manager to deposit into the Trust Account, at the times and in the amounts required pursuant to the terms of the Management Agreement and the Intercreditor Agreement, all Gross Revenue relating to the Containers in the Borrower Fleet.  The Borrower shall cause any Gross Revenue and other amounts related to the Collateral not deposited into a Manager Collection Account (as defined in the Management Agreement), including any such amounts received by the Manager, the Seller or any of their Affiliates, to be deposited into the Trust Account within three (3) Business Days after receipt of such payment.  So long as no Early Amortization Event or Manager Default shall have occurred and then be continuing, the Manager shall be permitted to request the Administrative Agent to withdraw (to the extent not previously withheld) from amounts on deposit in the Trust Account, or otherwise net out, from amounts otherwise required to be deposited to the Trust Account the amount of any Management Fee or Management Fee Arrearage that would otherwise be due and payable on the immediately succeeding Payment Date.

(d)           On each Payment Date, the Borrower, based on the Manager Report, shall distribute funds in an amount equal to the sum (without duplication) of (i) all of the Collections received during the related Collection Period, less an amount up to the Management Fee and Management Fee Arrearage deducted in accordance with the Credit Agreement and the other Loan Documents, (ii) all amounts received by the Borrower during the related Collection Period pursuant to any Interest Rate Hedge Agreement, (iii) any Warranty Purchase Amounts received by the Borrower during the related Collection Period, (iv) the amount of all Manager Advances for use on such Payment Date, (v) any earnings on Eligible Investments in the Trust Account, to the extent that such earnings were credited to such account during the related Collection Period, (vi) any amounts transferred from the Restricted Cash Account, and (vii) other payments required by the Loan Documents to be deposited therein (the sum of the amounts described in clauses (i) through (vii), the “Available Distribution Amount”).  Such Available Distribution Amount shall be distributed to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

(I)           On each Payment Date on which no Early Amortization Event or an Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)
To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Management Agreement and the other Loan Documents;

(2)	To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Management Agreement and the other Loan Documents;

(3)
To the Borrower, an amount equal to Borrower Expenses then due and payable; provided, however that the amount payable pursuant to this clause (3) in any twelve month period shall not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(4)	On a pro rata and pari passu basis based on the amounts then owing pursuant to this clause (4):

(A)	to the Lenders, on a pro rata basis, all interest payments (other than Default Interest) then due and owing with respect to the Credit Loans, and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing to all Interest Rate Hedge Providers pursuant to this clause (4)(B), the amount of any scheduled payments (but not termination payments) then due and payable pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due and any interest thereon (other than payments resulting from the Interest Rate Hedge Provider being in default thereunder);

(5)	To the Lenders, on a pro rata basis, all Commitment Fees then due and payable;

(6)	To the Administrative Agent, the Administrative Agent Fee then due and owing;

(7)	To the Restricted Cash Account, an amount such that the total amount of cash and Eligible Investments on deposit therein is equal to the Restricted Cash Target Balance for such Payment Date;

(8)	Each of the following on a pro rata and pari passu basis:

(A)
To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Credit Loans), an amount equal to the sum of (i) any principal prepayment required pursuant to Section 3.2 hereof, and (ii) if the Conversion Date shall have occurred, the Scheduled Principal Payment Amount for such date; and

(B)
To each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing to all Interest Rate Hedge Providers pursuant to this clause (8), the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(9)
To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this clause (9), all Default Interest, taxes, increased costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(10)	To the Manager, the amount of any unpaid indemnity payments or other amounts owing to the Manager pursuant to the terms of the Management Agreement; and

(11)	To the Borrower, any remaining Available Distribution Amount.

(II)           On each Payment Date on which an Early Amortization Event or an Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)
To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Management Agreement and the other Loan Documents;

(2)	To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Management Agreement and the other Loan Documents;

(3)
To the Borrower, an amount equal to Borrower Expenses then due and payable; provided, however that the amount payable pursuant to this clause (3) in any twelve month period shall not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(4)	On a pro rata and pari passu basis based on amounts then owing pursuant to this clause (4):

(A)	to the Lenders, on a pro rata basis, all interest payments (other than Default Interest) then due and owing with respect to the unpaid Credit Loans; and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing pursuant to this clause (4)(B), the amount of any scheduled payments (but not termination payments) then due and payable to all Interest Rate Hedge Providers pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due (other than payments resulting from the Interest Rate Hedge Provider being in default thereunder);

(5)	To each Lender, on a pro rata basis, all Commitment Fees then due and payable;

(6)	To the Administrative Agent, the Administrative Agent Fee then due and owing;

(7)	Each of the following on a pro rata basis, all remaining Available Distribution Amount:

(A)
To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Credit Loans), the unpaid principal balance of all Credit Loans until the Aggregate Note Principal Balance has been reduced to zero; and

(B)
To each Interest Rate Hedge Provider, on a pro rata basis, the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(8)
To each Lender, on a pro rata basis based on amounts then owing to each such lender pursuant to this clause (8), all Default Interest, taxes, increased costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(9)	To the Manager, the amount of any unpaid indemnity payments or other amounts owing to the Manger pursuant to the terms of the Management Agreement; and

(10)	To the Borrower, any remaining Available Distribution Amount.

4.2   Investments

(a)           Funds which may at any time be held in the Trust Account or the Restricted Cash Account may be invested and reinvested by, or on behalf of, the Borrower in one or more Eligible Investments.

(b)           Each investment made pursuant to this Section 4.2 on any date shall mature not later than the Business Day immediately preceding the Payment Date next succeeding the day such investment is made, except that any investment made on the day preceding a Payment Date shall mature on such Payment Date.

(c)           Subject to the other provisions hereof, the Administrative Agent, on behalf of the Secured Parties, shall have sole “control” (as defined in the UCC) over the Trust Account and the Restricted Cash Account and any financial asset credited thereto.

(d)           All monies on deposit in the Trust Account and the Restricted Cash Account, together with any deposits or securities in which such moneys may be invested or reinvested, and any gains from such investments, shall constitute Collateral.

4.3   Restricted Cash Account.

(a)           On or prior to the Closing Date, the Borrower shall establish and maintain the Restricted Cash Account.  The Restricted Cash Account shall be established in the name of the Borrower, for the benefit of the Administrative Agent (on behalf of the Secured Parties), with a bank or trust company acceptable to the Administrative Agent and the Required Lenders. The Restricted Cash Account shall at all times be under the “control” (as defined in the UCC) of the Administrative Agent for the benefit of the Secured Parties.

(b)           On or before the Closing Date, the Borrower will deposit, or cause to be deposited, into the Restricted Cash Account a sufficient amount of funds such that, after giving effect to such deposit, the amount of funds on deposit therein shall be equal to the Restricted Cash Target Balance in effect on the Closing Date, and thereafter amounts shall be deposited in the Restricted Cash Account in accordance with Section 4.1.  Any and all moneys on deposit in the Restricted Cash Account shall be invested in Eligible Investments in accordance with Section 4.2 and shall be distributed in accordance with this Section 4.3.

(c)           On each Payment Date, the Administrative Agent shall, in accordance with the Manager Report or, absent a Manager Report, pursuant to written instructions from the Required Lenders, withdraw from the Restricted Cash Account and remit directly to each Lender its pro rata share of an amount equal to the excess, if any, of (A) the Permitted Payment Date Withdrawals over (B) the amounts then on deposit in the Trust Account (determined after giving effect to all other deposits to the Trust Account) available to make such payments.  Such amounts may only be used to pay amounts specified in the definition of “Permitted Payment Date Withdrawals”.

(d)           On each Payment Date, the Administrative Agent shall, in accordance with the Manager Report, or absent a Manager Report, pursuant to written instructions from the Required Lenders, withdraw from the Restricted Cash Account and deposit in the Trust Account for distribution in accordance with Section 4.1 of this Credit Agreement, the excess, if any, of (A) amounts then on deposit in the Restricted Cash Account (after giving effect to any withdrawals therefrom on such Payment Date) over (B) the Restricted Cash Target Balance.  On the Maturity Date, any remaining funds in the Restricted Cash Account shall be deposited in the Trust Account and distributed in accordance with Section 4.1 of this Credit Agreement.

5.    CERTAIN GENERAL PROVISIONS.

5.1   Funds for Payments.

5.1.1.           Payments to Administrative Agent.  All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative  Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.1.2.           No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or net worth of any Lender or the Administrative Agent and any franchise taxes imposed on any Lender or the Administrative Agent in each case as a result of a present or former connection between such Lender or Agent and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of any Lender or the Administrative Agent not being a U.S. Person) unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers reasonably available to it for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

Notwithstanding the foregoing, the Borrower shall not be obligated to pay any additional amount pursuant to this Section 5.1.2 to any Lender or the Administrative Agent if such Lender or the Administrative Agent is not a U.S. Person and (a) is legally eligible but fails to comply with the requirements of Section 5.1.3 or (b) is not legally eligible to comply with the requirements of Section 5.1.3.

If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 5.1.2, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole good faith discretion, determined not to be disadvantageous or cause non-immaterial hardship to such Lender; provided that any out-of-pocket costs or expenses that are incurred in connection with such change shall be borne by the Borrower on behalf of such Lender.

Each Lender and the Administrative Agent agrees that it will, to the extent not disadvantageous or causing non-immaterial hardship, (x) take all reasonable actions reasonably requested by the Borrower that are consistent with all legal and regulatory restrictions applicable to it to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (y) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 5.1.2; provided, however, that in each case, all out-of-pocket costs of each Lender and the Administrative Agent relating to such action or cooperation requested by the Borrower shall be borne by the Borrower.

5.1.3.           Tax Forms.  Each Lender (which term, for purposes of this Section 5.1.3, shall include the Administrative Agent if the Administrative Agent is acting as a Lender) that is not a U.S. Person agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under the terms of Section 15 of this Credit Agreement (unless such Lender was already a Lender hereunder immediately prior to such assignment or transfer), on or prior to the date of such assignment or transfer to such Lender, an accurate, complete and executed form or certification as may be required in order to establish such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents and any other forms or certifications that the Borrower may reasonably request from time to time.  In addition, each Lender that is not a U.S. Person agrees that from time to time, when a lapse in time or change in circumstances renders the previous form or certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent a new accurate, complete and executed form or certification as may be required in order to confirm or establish such Lender’s entitlement as of such date to a continued complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents.

5.1.4.           Other Taxes.  The Borrower shall pay, and hold the Lenders, the Administrative Agent, and its Affiliates harmless from and against, any present or future stamp, documentary, registration, excise, property, intangibles, transfer, license, sales, use, value added or ad valorem taxes, charges or similar levies (including any interest and penalties in respect thereto and associated liabilities, losses, damages and expenses) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document or the transactions contemplated thereby (hereinafter referred to as “Other Taxes”) unless arising as a result of any Lender’s or the Administrative Agent’s connection to the taxing jurisdiction (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of the gross negligence or willful misconduct of such Lender or the Administrative Agent; provided that the Borrower shall not be liable for any Other Taxes arising from any Lender’s or the Administrative Agent’s failure to give timely notice thereof.  Such Lender or the Administrative Agent, as the case may be, shall give prompt notice to the Borrower of any assertion of Other Taxes so that the Borrower may, at its option, contest such assertion.  Such Lender or the Administrative Agent, as the case may be, agrees that the Borrower shall exercise control over any such contest; provided that (i) no other taxes of such Lender or the Administrative Agent, as the case may be, shall be adversely affected thereby, (ii) the Borrower shall have acknowledged in writing its liability for such contested Taxes in the event such contest is not successful; provided that such acknowledgment of liability will not be binding if the contest is resolved by the written decision of the taxing authority or a court of competent jurisdiction which states with reasonable clarity the reasons for sustaining the proposed adjustment and such reasons would not have resulted in an obligation of the Borrower to indemnify the Lender or the Administrative Agent, as the case may be, in the absence of such acknowledgment (but provided, further, that the Lender or the Administrative Agent, as the case may be, shall exercise control over any such contest (including without limitation the right to withhold consent to any settlement of the contest) with respect to the response (including the manner of making the response) to any assertion or proposed assertion by the applicable taxing authority or the Borrower of any such reasons), (iii) no Event of Default or payment default or bankruptcy default shall have occurred and be continuing, and (iv) if such contested Taxes are required to be paid prior to or as a condition of the initiation of such contest, the Borrower shall have paid such Taxes.  If and to the extent the Borrower indemnifies the Administrative Agent or any Lender for any Other Taxes, the Borrower shall have all rights of subrogation with respect thereto.  The covenants contained in this Section 5.1.4 shall survive payment or satisfaction in full of all other Obligations.

5.1.5.           Tax Savings.  If a Lender or the Administrative Agent becomes aware that it has obtained or received a tax refund or credit or other tax benefit in respect of any amount for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.1.2, then, within thirty (30) days of becoming so aware, such Lender or the Administrative Agent (as the case may be) shall, if in its sole discretion it reasonably determines that it can do so without any non-immaterial adverse consequences for such Lender or the Administrative Agent (as the case may be), reimburse such amount of tax refund or credit or other tax benefit to the Borrower.  Each Lender and the Administrative Agent agrees to act in good faith with respect to any such refund, credit and other tax benefits without discriminating against the Borrower.  If and to the extent the Borrower indemnifies the Administrative Agent or any Lender for any taxes, the Borrower shall have all rights of subrogation with respect thereto.

5.2   Computations.  All computations of interest on LIBOR Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed.  All computations of interest on Base Rate Loans and all other fees calculated hereunder shall be based on a 365-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension at the rate otherwise applicable pursuant to Section 2.6.  The outstanding amount of the Credit Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower absent manifest error unless within fifteen (15) Business Days after receipt of any notice from the Administrative Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Administrative Agent or such Lender to the contrary.

5.3   Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders.  In such event (i) any Credit Loan Request for LIBOR Rate Loans shall be automatically withdrawn and shall, in the case of such a Credit Loan Request, be deemed a request for, a Base Rate Loan, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended, in each case, until the Administrative Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall promptly so notify the Borrower and the Lenders.

5.4   Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this Section 5.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.5   Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b)           impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c)           to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans, or

(d)           to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(e)           to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder in respect thereof, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum.

5.6   Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for such Lenders or such Lender’s holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Credit Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay the Administrative Agent for the account of each Lender entitled thereto for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with Section 5.7.  Neither the Administrative Agent nor any Lender shall be entitled to assert any claim under this Section 5.6 in respect of taxes.  Each of the Lenders and the Administrative Agent agrees that, in the event any of the circumstances of the type described in this Section 5.6, it shall allocate such cost increases among its customers in good faith and on a non-discriminatory basis.

5.7   Certificate.  A certificate setting forth in reasonable detail a description of any additional amounts payable pursuant to Sections 5.5 or 5.6 and the calculations necessary to establish such amounts which are due and a brief explanation sufficient to evidence the affected Lender’s or the Administrative Agent’s entitlement thereto, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  In determining such additional amounts, each Lender or the Administrative Agent will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

5.8   Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain the respective LIBOR Rate Loan or Loans which are the subject of such default, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Credit Loan Request in accordance with Section 2.5 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Credit Loans.

5.9   Limitation on Increased Costs.  Notwithstanding anything to the contrary contained in Sections 5.4, 5.5 or 5.6, unless a Lender or the Administrative Agent gives notice to the Borrower that it is obligated to pay an amount under any such Section within ninety (90) days after the later of (a) the date such Lender or the Administrative Agent (as the case may be) actually incurs the respective increased costs, loss, expense or liability, or reduction in return on capital, and (b) the date such Lender or the Administrative Agent (as the case may be) has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, or reduction in the return on capital, then such Lender or the Administrative Agent (as the case may be) shall only be entitled to be compensated for such amount by the Borrower pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be) to the extent the costs, loss, expense or liability, or reduction in return on capital are incurred or suffered on or after the date which occurs ninety (90) days prior to such Lender or the Administrative Agent giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be).

5.10     Interest After Default.  Upon the occurrence and during the continuance of any Event of Default, and upon notice from the Administrative Agent to the Borrower, amounts due and payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate of interest otherwise applicable to such amounts (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing in accordance with the terms of this Credit Agreement.

6.    COLLATERAL SECURITY.

6.1   Security of Borrower.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Administrative Agent, on behalf of the Secured Parties, in all of the assets of the Borrower which are the subject of the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents.

7.    REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Secured Parties and the Administrative Agent on the Restatement Date and each Funding Date as follows (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

7.1   Corporate Authority.

7.1.1.           Incorporation; Good Standing.  The Borrower (a) is duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing (to the extent the concept applies to such entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.1.2.           Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (a) are within the company authority of the Borrower, (b) have been duly authorized by all necessary company proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower.

7.1.3.           Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2   Governmental Approvals.  The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) filings and other actions necessary to perfect Liens created by the Loan Documents and (iii) others approvals, consents and filings which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

7.3   Title to Properties; Leases.  The Borrower owns all of the material assets reflected in the consolidated balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as permitted hereunder since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4   Fiscal Year Financial Statements.

7.4.1.           Fiscal Year.  The Borrower has a fiscal year which is the twelve months ending on December 31 of each calendar year.

7.4.2.           Financial Statements.  There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of CLI and its Subsidiaries as of December 31, 2011, and a consolidated statement of income and cash flows of CLI and its Subsidiaries for the fiscal year then ended, audited and certified by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably satisfactory to the Administrative Agent.  Such balance sheets and statements of income and cash flows have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of CLI as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject to year-end audit adjustments and the absence of footnotes with respect to the quarterly financial statements.  There are no contingent liabilities of CLI as of such dates involving material amounts, known to the officers of CLI, which were not disclosed in such balance sheets and the notes related thereto, subject to year-end audit adjustments and the absence of footnotes with respect to quarterly financial statements.

7.5   Prior Activities of Borrower.  The Borrower is not now, and has not been, a party to any contract or agreement (whether written or oral) other than the Loan Documents, and has not engaged in any activity or incurred any obligations or liabilities except pursuant to the terms of the Loan Documents.

7.6   Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any Governmental Authority (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected to, either in any one case or in the aggregate of all such cases, have a Material Adverse Effect, or (b) as of the date hereof, which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7   No Materially Adverse Contracts.  The Borrower is not subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.

7.8   Compliance with Other Instruments, Laws, etc.  The Borrower is not in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9   Tax Status.  The Borrower (a) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required to have been made or filed by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on their books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.  The amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s material sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes is adequate for the payment of all of such obligations.

7.10     Investment Company Act.  The Borrower is not an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.11     Perfection of Security Interest.  As of the Restatement Date, to the extent required by the Security Documents, all filings, assignments, pledges and deposits of documents or instruments have been made (or will, within ten (10) days of the Closing Date, be made) and all other actions have been taken (or will, within ten (10) days of the Closing Date, be taken) that are necessary or (if requested by the Administrative Agent) advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than in connection with Permitted Liens).

7.12     Employee Benefit Plans.

(a)           Employee Benefit Plans.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b)           Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

(c)           Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of §302(f) of ERISA, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d)           Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.13     Place of Business.  The Borrower’s only “place of business” (within the meaning of 9-307 of the UCC) is located at c/o Container Leasing International, LLC, One Maynard Drive, Park Ridge, New Jersey 07656.

7.14     Subsidiaries.  As of the Restatement Date, the Borrower has no Subsidiaries and is not party to any joint ventures or partnerships between the Borrower and any other Person.

7.15     Bank Accounts.  As of the Restatement Date, the Borrower maintains the deposit accounts listed on Schedule 7.15 hereto and no other deposit accounts.  In the event the Borrower opens or maintains any additional deposit accounts other than the deposit accounts listed on Schedule 7.15 hereto, the Borrower shall immediately provide the Administrative Agent with notice of such deposit accounts and shall otherwise comply (to the extent applicable) with the provisions of the Security Agreement.

7.16     Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or CLI is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.17     Foreign Assets Control Regulations, Etc.  (a).  None of the requesting or borrowing of the Credit Loans, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).

(b)           The Borrower is a “U.S. Person” with the meaning of the laws, rules and regulations promulgated, imposed or monitored by OFAC, and none of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of any Credit Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person.

7.18     Margin Regulations.  The Borrower does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of each Credit Loan will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause of the Credit Loans under this Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U, and X.  The Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Credit Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

7.19     Solvency and Separateness.

(i)           The capital of the Borrower is adequate for the business and undertakings of the Borrower;

(ii)           Other than with respect to the transactions contemplated hereby and by the other Loan Documents, the Borrower is not engaged in any business transactions with any of the Seller or the Manager;

(iii)           At all times, at least two (2) members of the Board of Managers of the Borrower comply with the definition of Independent Person;

(iv)           The Borrower’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by, the Management Agreement and the Intercreditor Agreement;

(v)           The limited liability company agreement of the Borrower requires it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members;

(vi)           The Borrower has not engaged in any business activities, except as permitted by the present and express terms of the Loan Documents;

(vii)           The Borrower is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Loan Documents and after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Borrower have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower does not contemplate the commencement of insolvency, bankruptcy, liquidation, or consolidation Proceedings or the appointment of a receiver, liquidator, trustee, or similar official in respect of the Borrower or any of its assets; and

(viii)           The Borrower is not liable for any unbonded or uninsured final nonappealable judgments or liabilities which in aggregate exceed $250,000.

7.20     No Default.  No Event of Default, Manager Default, or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, or Early Amortization Event.

7.21     Ownership of the Borrower.  All of the Capital Stock of the Borrower is owned by CLI.

7.22     Use of Proceeds.  The Borrower shall use the proceeds from the Credit Loan as follows: (i) to acquire the Collateral on the Closing Date pursuant to the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

7.23     ERISA Lien.  As of the Closing Date, the Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.24     Tax Election of the Borrower.  None of the Borrower, any of its members or any other Person has elected, or agreed to elect, to treat the Borrower as an association taxable as a corporation for United States federal income tax purposes.

8.    AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation to make any Credit Loans:

8.1   Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable.

8.2   Maintenance of Office.  The Borrower will maintain its chief executive office in Park Ridge, New Jersey, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3   Records and Accounts.  The Borrower will (a) keep proper records and books of account in which full, true and correct entries in all materials respects will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of CLI and the Borrower and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of CLI and the Borrower and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent and each Lender.

8.4   Financial Statements, Certificates and Information.  The Borrower will deliver to the Administrative Agent and each Secured Party:

(a)           as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of (i) the Borrower and (ii) CLI and its Subsidiaries, in each case, as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or CLI, as the case may be, to continue as going concerns, by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(b)           as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower and CLI, copies of the unaudited consolidated balance sheet of (i) the Borrower and (ii) CLI and its Subsidiaries, in each case as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s or CLI’s, as the case may be, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower or CLI, as the case may be, that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower or CLI and its Subsidiaries, as the case may be, on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”);

(d)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by CLI or any of its Subsidiaries with the Securities and Exchange Commission;

(e)           (i) on each Determination Date and (ii) at least five (5) Business Days prior to the date of any removal or sale of any assets from the Borrowing Base, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, sale date or other date so requested by the Administrative Agent.  On each Determination Date, the Borrower shall notify the Administrative Agent of any holdbacks, reserves, discounts or rebates granted by, or on behalf of, the Borrower with respect to Leases related to a sale-leaseback transaction included in the calculation of the Borrowing Base, or security deposits in excess of Three Hundred Thousand Dollars ($300,000), related to any Lease included in the calculation of the Borrowing Base.

(f)           from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent or any Lender may reasonably request.

8.5   Notices.

8.5.1.           Defaults.  The Borrower will, within three (3) days of the occurrence thereof, notify the Administrative Agent and each Interest Rate Hedge Provider in writing of the occurrence of any Default, Event of Default, or Early Amortization Event, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other enforcement action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent, and each of the Secured Parties and each Interest Rate Hedge Provider, describing the notice or action and the nature of the claimed default.  The Borrower will promptly (but in any event within five (5) Business Days, provide written notice to each Interest Rate Hedge Provider of each waiver of any Early Amortization Event or Event of Default.

8.5.2.           Environmental Events.  The Borrower will provide notice to the Administrative Agent within ten (10) days (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by the Borrower (to the extent that such violation is known or knowable to the Borrower after reasonable investigation and diligence) in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental Authority of a potential environmental liability that would have a Material Adverse Effect.

8.5.3.           Notification of Claim against Collateral.  The Borrower will, within three (3) days of becoming aware thereof, notify the Administrative Agent in writing of any Lien upon any of the Collateral if the aggregate value of the affected Collateral is $100,000 or more.

8.5.4.           Notice of Litigation and Judgments.  The Borrower will give notice to the Administrative Agent and each of the Secured Parties in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or to which the Borrower is or becomes a party involving an uninsured claim against the Borrower that could reasonably be expected to have a Material Adverse Effect on the Borrower and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Administrative Agent and each of the Secured Parties, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $250,000.

8.5.5.           Notices Concerning Tax Treatment.  In the event the Borrower determines to take any action inconsistent with its intention to not treat the Credit Loans as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), it will promptly notify the Administrative Agent in writing thereof and will provide the Administrative Agent with a duly completed copy of IRS Form 8886 or any successor form.

8.6   Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises, except as otherwise contemplated or not prohibited by this Credit Agreement.  It (a) will cause all of its properties and those of its Subsidiaries material to the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided, that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

8.7   Insurance.  The Borrower will, and will cause each of the Lessees, except as otherwise permitted under the Management Agreement, to maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8   Taxes.  The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower will pay all such material taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9     Inspection of Properties and Books, etc.

8.9.1.           General.  The Borrower shall permit the Administrative Agent, any Lender, or any of their respective designated representatives to exercise the following inspection and audit rights:

(a)           if no Default or Event of Default then exists, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.  The Administrative Agent and the Lenders shall be entitled to conduct not less than two such inspections in any calendar year; however the Borrower shall be required to pay the cost associated with only one such visit and examination in any calendar year.  All such visits shall be conducted during normal business hours; and

(b)           if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as the Administrative Agent or any Lender requests, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.

8.9.2.           Commercial Finance Examinations.  Once during each calendar year (provided that the Administrative Agent and the Lenders shall use commercially reasonable efforts to schedule such examination simultaneously with the commercial finance examination of the Manager pursuant to the Management Agreement), or more frequently if the Administrative Agent or any Lender reasonably determines or if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent or any Lender, the Borrower will obtain and deliver to the Administrative Agent or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in obtaining, a report of an independent commercial finance examiner satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Eligible Containers, Eligible Generator Sets and Eligible Direct Finance Leases.  Prior to an Event of Default, one (1) such commercial finance examinations per annum shall be conducted and made at the expense of the Borrower and any additional commercial finance examinations shall be conducted and made at the expense of the Lenders.  After the occurrence and during the continuance of an Event of Default, all such commercial finance examinations shall be conducted and made at the expense of the Borrower.  The Administrative Agent agrees to make all such commercial finance examinations available to each of the Lenders.

8.10     Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (b) the provisions of its Governing Documents and (c) all material agreements and instruments by which it or any of its properties may be bound, except where, in all such instances, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11     Use of Proceeds.

8.11.1. General.  The Borrower will use the proceeds of the Credit Loans solely to (i) acquire from the Seller on the Closing Date the Collateral in accordance with the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

8.11.2. Regulations U and X.  No portion of any Credit Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.11.3. Ineligible Securities.  No portion of the proceeds of any Credit Loans is to be used for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.12     Employee Benefit Plans.  The Borrower will (a) upon the Administrative Agent’s request, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) within thirty (30) days after receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.13     Further Assurances.  The Borrower will cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to satisfactorily effectuate the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.14     Non-Consolidation of the Borrower.

(a)           The Borrower shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person.  Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

(b)           Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its limited liability company name and through its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its stockholders, (4) other than as permitted in the Management Agreement and the Intercreditor Agreement, commingle its funds or other assets with those of any other person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Credit Agreement) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by this Credit Agreement and related documents.

8.15     Investment Company Act.  The Borrower will conduct its operations, and will cause the Manager to conduct the Borrower’s operations, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

8.16     Payments of Collateral.  If the Borrower shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of the Security Documents), the Borrower shall receive such payment in trust for the Administrative Agent and the Lender, and subject to the security interest in favor of the Administrative Agent and shall immediately deposit such payment in the Trust Account.

8.17     UNIDROIT Convention.  The Borrower shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted by the container leasing industry.

8.18     Hedging Requirements.  Upon the earliest to occur of (x) the six month anniversary of the Hedging Reference Date, (y) the first Business Day immediately after the first day on which the 5 year swap rate (as set forth in The Wall Street Journal) shall equal or exceed four percent (4%) and (z) the date on which an Event of Default, Early Amortization Event or Manager Default has occurred, then the Borrower shall enter into and maintain one or more Interest Rate Hedge Agreements having an average aggregate notional balance (i) of not less than an amount equal to fifty percent (50%) prior to the Conversion Date and seventy-five percent (75%) after the Conversion Date of the Aggregate Note Principal Balance, as determined on any Determination Date (after giving effect to all payments to be made on the related Payment Date), (ii) that shall amortize in a manner consistent with the amortization of the Aggregate Note Principal Balance, and (iii) shall have a tenor at least equal to the then weighted average life of the then unpaid Loans.  The fixed rate payable by the Borrower on each such Interest Rate Hedge Agreement must be four percent (4.00%) per annum or less.  The Borrower will not allow the aggregate notional balance of the Interest Rate Hedge Agreements to exceed one hundred five percent (105%) of the then Aggregate Note Principal Balance as determined on each Determination Date (after giving effect to all payments to be made on the related Payment Date).  All payments made by an Interest Rate Hedge Provider shall be deposited directly into the Trust Account in accordance with Section 4.1 hereof.

8.19     Compliance with CRD2.  The Borrower shall take, or (as applicable) cause CLI to take, the following actions requested by the Lenders to permit such Lender to comply with the requirements of Article 122a:

(i)           CLI shall hold and maintain a Retained Interest on an ongoing basis for so long as any Loan is outstanding or Commitment remains in effect.  In this regard, “Retained Interest” means a material net economic interest in respect of the transactions hereunder in an amount equal in value to not less than 5% of the Aggregate Net Book Value at any time outstanding;

(ii)           CLI shall not sell, pledge or subject the Retained Interest to any short positions, any credit risk mitigation or any other hedge;

(iii)           the Borrower shall, for the purpose of each Borrowing Base Report, confirm to the Administrative Agent and each Lender that it continues to comply, or cause CLI to comply with subsections (i) and (ii) above;

(iv)           the Borrower shall provide notice promptly to the Administrative Agent and each Lender in the event CLI has breached subsections (i) or (ii) above;

(v)           the Borrower shall notify the Administrative Agent and each Lender of any change to the form of retention of the Retained Interest held by CLI; and

(vi)           the Borrower shall provide, or cause CLI to provide, all information reasonably requested by such Lender in order for such Lender to comply with its obligations under Article 122a of the CRD.

It is understood that CLI owns all of the economic interest in the Borrower and is therefore maintaining the Retained Interest through its ownership of such economic interest.

9.    CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation or commitment to make any Credit Loan:

9.1   Restrictions on Indebtedness

.  The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness arising under any of the Loan Documents;

(b)           Indebtedness under Interest Rate Hedge Agreements in accordance with Section 8.18; and

(c)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

9.2   Restrictions on Liens.  The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; provided, that the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)           Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(ii)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or the Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(iii)           Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Loan Documents;

(iv)           Liens consisting of interests of lessees of the Containers or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(v)           Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article IV of the Uniform Commercial Code.

9.3 Restrictions on Investments.  The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a) Eligible Investments with respect to funds on deposit in the Trust Account or the Restricted Cash Account;

(b) Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business;

9.4 Restricted Payments.  The Borrower will not make any Restricted Payments if a Default, an Event of Default or Early Amortization Event is then continuing or would result from such payment; provided, that the Borrower may make payments to its Affiliates with respect to services rendered or products delivered to the extent not prohibited by Section 9.11.

9.5 Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions.  The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person.

9.5.2. Disposition of Assets.

(a) The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than (i) the sale of Investments permitted pursuant to Section 9.3 hereof, (ii) leases of assets in the ordinary course of business consistent with past practices, (iii) in connection with a substitution pursuant to the Contribution and Sale Agreement, (iv) sales of Containers to Persons that are not Sanctioned Persons for Net Cash Sales Proceeds of not less than the sum of the then Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of the Containers and/or Leases to be sold, regardless of whether such sales are considered to have been made in the ordinary course of business, (v) so long as an Early Amortization Event or Event of Default is not then continuing or would result from such sale of Containers and/or Leases, sales of Containers and/or Leases, in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) to Persons that are not Sanctioned Persons regardless of the amount of Net Cash Sales Proceeds realized therefrom, (vi) in connection with a sale to a Lessee or its designee pursuant to the terms of a Direct Finance Lease, (vii) sales of obsolete or irreparably damaged Containers to Persons that are not Sanctioned Persons, or (viii) if  an Early Amortization Event shall have occurred and be continuing, sales of Containers to unaffiliated third parties (that are not Sanctioned Persons) in bonafide arm’s length transactions within the normal course of business for Net Cash Sales Proceeds not less than the sum of the Net Book Value or Net Present Value of Direct Finance Lease Receivables, as the case may be, of such Containers (including any such sales resulting from the sell/repair decision of the Manager), so long as (i) the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all such Containers shall not exceed an amount equal to (A) during any calendar year, an amount equal to ten percent (10)%, and (B) on a cumulative basis, an amount equal to twenty-five percent (25%), applied in each case to the Borrowing Base in effect on the date on which such Early Amortization Event initially occurred.

(b) The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of all, or substantially all, of the Containers subject to a Direct Finance Lease unless, immediately after giving effect to such transaction, no Borrowing Base Deficiency would then exist.

9.6 Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7 Compliance with Environmental Laws.  The Borrower will not (a) use any Container for the handling, processing, storage or disposal of Hazardous Substances in any material respect, (b) otherwise use any Container or generator set in any manner that would violate in any material respect any Environmental Law or bring such Container or generator set, as the case may be (with respect to each clause (a) or (b) of this Section), in violation of any Environmental Law in any material respect.

9.8 Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its ERISA Affiliates; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its ERISA Affiliates pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9 Business Activities.  The Borrower will not change the general nature of their primary businesses conducted by them on the Closing Date.

9.10 Fiscal Year.  The Borrower will not change the date of the end of its fiscal year from that set forth in Section 7.4.1.

9.11 Transactions with Affiliates.  Except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit any of the transactions between the Borrower and CLI contemplated by the Loan Documents.

9.12 OFAC.  The Borrower shall not (i) lease, or consent to the sublease of, a Container to a Sanctioned Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Sanctioned Person.  If the Borrower obtains knowledge that a Container is subleased to a Sanctioned Person or located or used in a Sanctioned Country (other than by the United States government, or pursuant to a license issued by the Office of Foreign Assets Control), then the Borrower shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Borrowing Base for so long as such condition continues.

9.13 Other Agreements.

(a) The Borrower will not after the Closing Date enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents or any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Containers and Leases permitted by the terms of this Credit Agreement, and (iii) any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Management Agreement.

(b) The Borrower will not amend, modify or waive any provision of any Loan Documents or give any approval or consent or permission provided for therein, except in accordance with the express terms of such Loan Document.

9.14 Charter Documents.  The Borrower will not amend or modify its organizational documents.

9.15 Capital Expenditures.  The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional Containers from the Seller in accordance with the terms of the Contribution and Sale Agreement or (b) capital improvements to the Containers made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

9.16 Permitted Activities; Compliance with Organizational Documents.  The Borrower will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the date on which this Credit Agreement is executed.  The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.17 Subsidiaries.  The Borrower shall not create any Subsidiaries.

9.18 Amendment of Intercreditor Agreement.  The Borrower shall not consent to any amendment, modification or revision to the Intercreditor Agreement except for any supplement thereto needed to designate an additional “Managed Equipment Owner” or “Managed Equipment Lender”, as each such term is defined in the Intercreditor Agreement.

9.19 Depreciation Policy.  The Borrower will not amend or modify the depreciation policy in effect on the Closing Date with respect to the Containers and generator sets included in the Borrowing Base, except if the resulting depreciation policy shall be at least as conservative as the depreciation policy in effect on the Closing Date (e.g., use of such depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value) and is otherwise in accordance with GAAP.

10. MANAGEMENT OF BORROWER FLEET.

10.1 Management of Containers and Leases.  The Containers and Leases included in, or related to, the Borrower Fleet shall initially be managed by the Manager pursuant to the terms of the Management Agreement.

11. CLOSING CONDITIONS.

The Administrative Agent and the Lenders will enter into this Credit Agreement upon satisfaction of the following conditions precedent:

11.1 Loan Documents, etc.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative  Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent or any Lender may reasonably request.

11.1.1. Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and each Lender.  Each Lender shall have received a fully executed copy of each such document.

11.2 Certified Copies of Governing Documents.  The Administrative Agent shall have received from each of the Borrower, the Seller and the Manager a copy, certified by a duly authorized officer of such Person to be true and complete on the Restatement Date, of each of its Governing Documents as in effect on such date of certification.

11.3 Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrower, the Seller and the Manager of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent shall have been provided to each of the Lenders.

11.4 Incumbency Certificate.  The Administrative Agent shall have received from each of the Borrower, the Seller and the Manager an incumbency certificate, dated as of the Restatement Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person each of the Loan Documents to which it is or is to become a party; (b) to make Credit Loan Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5 Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6 Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from each of the Borrower and the Seller, a completed and fully executed Perfection Certificate and the results of UCC and similar domestic searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7 Financial Statements.  The Administrative Agent shall have received the financial statements described in Section 7.4.2, in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

11.8 Certificates of Insurance.  The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Restatement Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement.

11.9 Solvency Certificate.  Each of the Lenders shall have received an officer’s certificate of the Borrower dated as of the Restatement Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.10 Opinions of Counsel.  The Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Restatement Date, in form and substance reasonably satisfactory to the Administrative Agent, from each of:

(a) Sidley Austin LLP, special counsel to the Borrower, the Seller and the Manager; and

(b) Lisa Leach, Esq., general counsel to the Borrower and the Manager.

11.11 Payment of Fees.  The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees and shall have paid all reasonable outstanding legal and other professional fees pursuant to Section 16.2.

11.12 Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Affiliates contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Credit Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents) and no Default, Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the making of such Credit Loan.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

11.13 Indebtedness to be Paid.  The Administrative Agent and each Lender shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Collateral shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

11.14 No Material Adverse Change.  There shall not have been a Material Adverse Effect with respect to CLI and its Subsidiaries since December 31, 2011.

12. CONDITIONS TO ALL CREDIT LOANS

The obligation of the Lenders to make a Credit Loan under this Credit Agreement shall be subject to the following conditions precedent:

12.1 Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Affiliates contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Credit Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default, Event of Default or Early Amortization shall have occurred and be continuing or would result from the making of such Credit Loan.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2 Borrowing Base Report.  The Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with Section 8.4(e) and a Borrowing Base Report dated as of the Funding Date (and giving effect to the transactions to occur on such Funding Date) of such Credit Loan indicated that no Borrower Base Deficiency.

12.3 Conversion Date. The Conversion Date shall not have occurred.

12.4 Approval Guidelines. The Lessee for each Lease Agreement to be funded with the proceeds of such Credit Loan shall be classified as an Eligible Lessee on the proposed Funding Date in accordance with the Approval Guidelines.

12.5 Direct Finance Leases. With respect to the extension of any Credit Loan for which one or more Direct Finance Leases will be pledged as Collateral, the Borrower shall have delivered to the Administrative Agent (A) a copy of each such Direct Finance Lease and (B) evidence satisfactory to the Administrative Agent that all of the requirements set forth in Section 7.08(c) of the Management Agreement have been satisfied with respect to each such Direct Finance Lease.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1 Events of Default and Acceleration.  If any of the following events or conditions (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay the then unpaid principal of the Credit Loans when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment; provided however, that any failure to make Scheduled Principal Payment Amounts on any Payment Date other than the Maturity Date or to pay any prepayment required pursuant to Section 3.2 are addressed in Section 13.1(b) and Section 13.1(m) respectively;

(b) (x) the Borrower shall fail to pay (i) on any Payment Date any interest on the Credit Loans or any fees then due and payable,  or (ii) other sums due hereunder or under any of the other Loan Documents and not otherwise addressed in this Section 13.1 within ten (10) Business Days of the date the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment or (y) the Borrower shall fail to pay on any Payment Date (other than the Maturity Date), the Scheduled Principal Payment Amount then owing and such condition continues unremedied for one hundred twenty (120) days;

(c) the Borrower shall fail to comply (i) with any of its covenants contained in Section 9 (with the exception of Section 9.7), or (ii) within ten (10) days after the delivery dates required therein, with any of its covenants contained in Sections 8.4 or 8.7;

(d) the Borrower shall default in the observation or performance of any other covenant (not otherwise covered by the Section 13.1) of the Borrower set forth in this Credit Agreement or other Loan Document, which continues for a period of thirty (30) days after the earliest of (x) any Senior Executive Officer of the Borrower, first acquiring knowledge thereof, (y) the Administrative Agent’s giving written notice thereof to the Borrower, or (z) any Lender giving written notice thereof to the Borrower and the Administrative Agent.

(e) any representation or warranty of the Borrower or the Seller (other than, in the case of the Seller, the Container Representations and Warranties) made in any other Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which continues and if capable of cure, the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Executive Officer of the Borrower or the Seller, as the case may be, first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower or the Seller, as the case may be, or (iii) any Lender giving written notice thereof to the Borrower or the Seller, as the case may be, and the Administrative Agent;

(f) a Manager Default shall have occurred and be continuing, and the continuance of such condition for a period of sixty (60) days after the earliest of (i) any Senior Executive Officer of the Borrower or the Manager, as the case may be, first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower or the Manager, as the case may be, or (iii) any Lender giving written notice thereof to the Borrower or the Manager, as the case may be, and the Administrative Agent;

(g) the Borrower or, so long as the CLI Guaranty remains in effect, CLI shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower or shall commence any case or other proceeding relating to the Borrower or, so long as the CLI Guaranty remains in effect, CLI under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or, so long as the CLI Guaranty remains in effect, CLI and the Borrower or, so long as the CLI Guaranty remains in effect, CLI shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or, so long as the CLI Guaranty remains in effect, CLI bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or, so long as the CLI Guaranty remains in effect, CLI in an involuntary case under any Insolvency Law as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance exceeds in the aggregate $250,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Administrative Agent’s security interests, mortgages or liens in of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents and such cessation shall not be cured within five (5) Business Days, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $250,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $250,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $250,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) CLI shall at any time, legally and beneficially, own less than all of the Capital Stock of the Borrower or (ii) fail to have sole control of the Borrower;

(m) the Aggregate Note Principal Balance exceeds the Borrowing Base at such time and the Borrower does not remedy such situation (by payment of the amount set forth in Section 3.2 or otherwise) within ninety (90) days;

(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;

(o) CLI repudiates its obligations under the CLI Guaranty or the CLI Guaranty is determined to be unenforceable; or

(p) so long as the CLI Guaranty remains in effect, the occurrence of any of the events or conditions set forth in any of clauses (8), (10), (13) or (15) of Section 10.01 of the Management Agreement;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower terminate the Commitments and/or declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default of the type specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.  The Borrower shall promptly (but in no event within five (5) Business Days) provide to each Interest Rate Hedge Provider a copy of each notice and/or declaration received by the Borrower pursuant to the provisions of this Section 13.1.

13.2 Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Credit Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Credit Loans may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall, to the extent permitted by applicable law, be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.3 Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies; and

(b) Second, as set forth in part (II) of Section 4.1(d).

14. THE ADMINISTRATIVE AGENT.

14.1 Authorization; Reliance by Administrative Agent.

(a) Each of the Lenders hereby irrevocably appoints Wells Fargo Securities, LLC to act on its behalf as the Administrative Agent under this Credit Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of, nor otherwise have any incremental obligations on account of, any of such provisions.

(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(d) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

14.2 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein.

14.3 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 16.12 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default, Early Amortization Event or Event of Default unless and until notice describing such Default, Early Amortization Event or an Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, Early Amortization Event or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value of any Collateral or (vi) the satisfaction of any condition set forth in Sections 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4 No Representations.

14.4.1. General.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower.

14.4.2. Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in Sections 11 or 12, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date or Funding Date, as applicable, specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date or Funding Date, as applicable.

14.4.3. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.5 Payments.

14.5.1. Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Credit Loan or (b) to comply with the provisions of Section 16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Credit Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Credit Loans.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Credit Loans.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Credit Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Credit Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6 Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7 Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 16.2 or Section 16.3 to be paid by Borrower to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of each Lender under this Section 14.7 are several.

14.8 Rights as Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.9 Resignation of Administrative Agent.  The Administrative Agent may at any time by giving thirty (30) days prior written notice of its resignation to the Lenders and each Interest Rate Hedge Provider and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) unless a Default or Event of Default shall have occurred and be continuing, shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Agent which shall be a financial institution having a rating of not less than “A” or its equivalent by S&P.  If the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged. from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring (or retired) Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.3 shall continue in effect for the benefit of such retiring (or retired) Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or retired) Administrative Agent was acting as Administrative Agent.

14.10 Notification of Defaults, Early Amortization Events and Events of Default.  Each Lender hereby agrees that, upon obtaining knowledge of the existence of any Default, Early Amortization Event or Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this Section 14.10, the Administrative Agent shall promptly notify the other Lenders of the existence of such Default, Early Amortization Event or Event of Default.

14.11 Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Credit Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement and the other Loan Documents) allowed in such proceeding or under any such assignment; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1, 5.1, 16.2 and 16.3.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

15. ASSIGNMENT.

15.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2 Assignments.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Loans at the time owing to it or of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund; and

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6, and 5.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 16.3 notwithstanding such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.3 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4 Participations.  Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and (d) so long as no Default or Event of Default has occurred and is then continuing, the approval of the Borrower (not to be unreasonably withheld or delayed) shall be required in connection with the sale of a participant interest to a Person other than (i) another Lender, (ii) an Affiliate of such Lender or (iii) an Approved Fund; provided, however that this clause (d) shall not be applicable to participations sold by a Lender if the participation interest sold does not exceed 50% of the Commitment of such Lender on the date of the sale of such participation interest.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 16.12(a) or Section 16.12(b), that in each case, affects such Participant.  Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 15.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 16.1 as though it were a Lender.

A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.1.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.1.3 as though it were a Lender.

15.5 Certain Pledges.  A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is an Approved Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Approved Fund as security for such obligations or securities or any institutional custodian for such Approved Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6 New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note (if any) subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  If requested, the Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

15.7 Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16. PROVISIONS OF GENERAL APPLICATIONS.

16.1 Setoff; Proration of Payments.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may, to the extent permitted by applicable law, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to that portion of Obligation of the Borrower to such Lender, other than the Obligation evidenced by the Credit Loan held by such Lender, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by all such Credit Loans held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Credit Loans held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Credit Loans held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Credit Loan owed to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Credit Loan held by it, its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2 Expenses.  The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein as provided in the Fee Letter, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower in connection herewith and (e) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents.  The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3 Indemnification.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates, its sub-agents, each Secured Party, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Credit Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Affiliate or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs an Affiliate (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Secured Party as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct.  In litigation, or the preparation therefor, the Secured Parties and the Administrative Agent and its Affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  To the extent that the respective interests of the Secured Parties and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Secured Parties and the Administrative Agent using their reasonable good faith judgment), the Secured Parties and the Administrative Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor.  If, and to the extent that the obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4 Treatment of Certain Confidential Information.

16.4.1. Confidentiality.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (h) to any actual or prospective assignee of, or participant in, a Credit Loan and/or Commitment or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee or counterparty, as the case may be, agrees to be bound by the provisions of Section 16.4 or (i) with the prior written consent of the Borrower.  Notwithstanding anything herein to the contrary: (i) each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated hereby, and without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or such employee, representative or other agent of such party) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; and (ii) any Lender may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

16.4.2. Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower.  The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of any interest in any of the Credit Loans and shall apply to all information delivered to such Person either before or after the date of this Credit Agreement.

16.5 Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Credit Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Credit Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder that the matters set forth therein are true and correct in all material respects as of the time delivered.

16.6 Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at One Maynard Drive, Park Ridge, New Jersey 07656, Attention: Lisa Leach, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Administrative Agent, at 301 South College Street, NC0174, Charlotte, NC 28202-600, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmation of transmission of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.  Any notice or other communication to be made hereunder, even if otherwise required to be in writing under other provisions of this Credit Agreement may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement.

16.7 Governing Law; Submission to Jurisdiction; Waiver of Venue.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

16.8 Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9 Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10 Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11 Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12 Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i)           reduce or forgive the principal amount of any Credit Loan, or reduce the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);

(ii)           increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment (it being understood that any amendments or waivers that have the effect of waiving or eliminating any Default or Event of Default shall not constitute an increase in any Lender’s Commitment);

(iii)           postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Credit Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv)           other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower becomes a debtor under the Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b) without the written consent of all of the Lenders:

(i)           amend or waive this Section 16.12 or the definition of Required Lenders;

(ii)           reduce or waive any Scheduled Principal Payment Amount or the amount of any prepayment required pursuant to the provisions of Section 3.2 hereof;

(iii)           amend or modify (i) the relative payment priority of amounts payable to the Lenders pursuant to Section 4.1 or (ii) the definition of the terms “Borrowing Base”, “Early Amortization Event”, “Borrowing Base Deficiency”, “Event of Default” or “Original Cost” (or any definition used in any of the foregoing definitions) in a manner which would effectively increase the effective advance rate used in the calculation of the Borrowing Base or eliminate or decrease the amount of, or delay the timing of, any prepayment or accelerated principal payment otherwise payable to a Lender;

(c) without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of the Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent;

(d) without the written consent of each Interest Rate Hedge Provider (A) directly and adversely effected thereby, (i) amend, modify or waive any rights expressly granted to it under this Credit Agreement or the other Loan Documents (including, without limitation, the right to receive notices, to be secured by the Collateral, have certain payment priorities in the “waterfall” order of payments set out in Section 4.1 and to consent to certain amendments); (ii) impair the Collateral or permit any Liens to be imposed on the Collateral, except as expressly permitted pursuant to the terms of this Credit Agreement and the other Loan Documents; or (iii) waive an Event of Default if, at the time of such waiver, an Interest Rate Hedge Agreement has been previously terminated and the Interest Rate Hedge Provider is owed any payments on account thereof; or (B) with respect to any other provision not addressed in clause (A), be effective if such amendment, modification or waiver could reasonably be expected to have a material adverse effect on such Interest Rate Hedge Provider.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  The Required Lenders shall take such actions, including executing and filing appropriate releases in connection with a sale, transfer or other disposition (including by lease) of Collateral permitted by the terms of this Credit Agreement.

16.13 Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14 Third Party Beneficiary.  Each Interest Rate Hedge Provider is an express third party beneficiary hereof entitled to rely on and enforce the rights expressly granted to it in any representation, warranty, covenant and agreement hereunder as if such Interest Rate Hedge Provider was a party hereto; provided, however, that the exercise of any remedy with respect to the Collateral must be enforced through the Administrative Agent and only if such exercise of remedies is otherwise permitted pursuant to the terms of this Credit Agreement and the other Security Documents.

16.15 Ratification of Original Agreement; Ratification of CLI Guaranty.  (a)  The amendment and restatement of the Original Agreement shall become effective on the Restatement Date.  This Credit Agreement amends and restates the terms and conditions of the Original Agreement, and is not a novation of the Obligations incurred by the Borrower pursuant to the terms of the Original Agreement.  Accordingly, all of the Obligations of the Borrower incurred pursuant to the terms of the Original Agreement, and all of the Liens created pursuant to the terms of the Security Documents, are hereby ratified and affirmed by the Borrower and remain in full force and effect.  In furtherance of the foregoing, all Notes issued and unpaid Loans pursuant to the terms of the Original Agreement that remain unpaid on the Restatement Date shall remain in full force and effect and all references to the Original Agreement contained in the Notes are amended to refer to this Credit Agreement.

(b) CLI acknowledges and consents to this Credit Agreement and hereby ratifies and confirms that the CLI Guaranty remains in full force and effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CLI FUNDING IV LLC, as Borrower

By:	/s/ David F. Doorley
Name:	David F. Doorley
Title:	Treasurer

Credit Agreement

LENDERS:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender

	By:	/s/ Daniel Miller
	Name:	Daniel Miller
	Title:	Director

Credit Agreement

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Lender

By:	/s/ Michael Iannella
Name:	Michael Iannella
Title:	Director

By:	/s/ Matt Bissonette
Name:	Matt Bissonette
Title:	Director

Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC
as Administrative Agent

	By:	/s/ Jerri A. Kallam
	Name:	Jerri A. Kallam
	Title:	Managing Director

Credit Agreement

GUARANTOR:	CONTAINER LEASING INTERNATIONAL, LLC

	By:	/s/ David F. Doorley
	Name:	David F. Doorley
	Title:	Treasurer

Credit Agreement

ExhibitA

FORM OF BORROWING BASE REPORT

[On File with Borrower]

Exhibit B
FORM OF

CREDIT NOTE

$_______________	March 27, 2012

FOR VALUE RECEIVED, the undersigned CLI FUNDING IV LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of [______________________], a [_____________] (the "Bank") at the Administrative Agent’s office at 301 South College Street, NC0174, Charlotte, NC 28202-6000:

(a)           prior to or on the Maturity Date the principal amount of ______ Million Dollars ($_______) or, if less, the aggregate unpaid principal amount of Credit Loans (if any) advanced by the Bank to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of March 27, 2012 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrower, the Bank and other parties thereto;

(b)           the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)           interest on the principal balance hereof from time to time outstanding from the Closing Date through and including the Maturity Date at the times and at the rate provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Bank and any holder hereof is entitled to the benefits of and subject to the obligations contained in the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Funding Date of any Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Credit Loans shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fully extent permitted by applicable law, in such Federal court.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Credit Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

CLI FUNDING IV LLC

By:
Name:
Title:

Credit Note

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

Exhibit C

CREDIT LOAN REQUEST

Date:  March 27, 2012

To:          WELLS FARGO SECURITIES, LLC, as Administrative Agent
301 South College Street, NC0174
Charlotte, NC 28202-6000
Attention:  [________________]

Ladies and Gentlemen:

CLI FUNDING IV LLC (the "Borrower") submits this Credit Loan Request in connection with Section 2.7 of the Amended and Restated Credit Agreement, dated as of March 27, 2012, as amended, modified, supplemented or restated from time to time (the "Credit Agreement"), by and among the Borrower, the Lenders from time to time party thereto (collectively the "Lenders"), and WELLS FARGO SECURITIES, LLC, as Administrative Agent for the Lenders.  All capitalized terms used in this Credit Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

We hereby represent, warrant and certify to you that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) the representations and warranties of the Borrower contained in the Credit Agreement or otherwise made by the Borrower in connection with the transactions contemplated thereby shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of the Credit Loan requested hereby, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date), (c) the Borrower has performed and complied in all material respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrower prior to or at the time of the borrowing requested hereunder, and (d) at and as of the date hereof, no Default or Event of Default shall have occurred and be continuing or would result from the making of the Credit Loan requested hereby.

In accordance with Section 2.7 of the Credit Agreement, the Borrower hereby requests a Credit Loan under the Credit Agreement and that such Credit Loan be allocated among the Lenders in accordance with Schedule A hereto and hereby sets forth below the required information relating to such Credit Loan:

(i)	the principal amount of the Credit Loan requested is $______________,

(ii)	the proposed Funding Date of such Credit Loan is _____________,

In addition, the Borrower hereby requests that the proceeds of the Credit Loan requested hereby be distributed in accordance with the wiring instructions set forth on the flow of funds attached as Schedule B hereto.

Very truly yours,

CLI FUNDING IV LLC

By:
Name:
Title:

Schedule A

Lenders	Commitment	Commitment Percentage
Wells Fargo Bank, National Association	$200,000,000	66 2/3%
Deutsche Bank Trust Company Americas	$100,000,000	33 1/3%

Schedule B

[Attached Flow of Funds]

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

[__________ __, 200_]

To: Each of the Lenders
c/o WELLS FARGO SECURITIES, LLC, as Administrative Agent
301 South College Street, NC0174
Charlotte, NC 28202-6000

Attention: _____________________

Re:           Compliance Certificate for the Period Ended  [                     ]

Ladies and Gentlemen:

Pursuant to the Amended and Restated Credit Agreement dated as of March 27, 2012 (as amended and in effect from time to time, the “Credit Agreement”), by and among CLI FUNDING IV LLC (the “Borrower”), the Lenders from time to time party thereto, as lenders, and WELLS FARGO SECURITIES, LLC, as Administrative Agent for itself and such other lending institutions (the “Administrative Agent”), the Borrower and the undersigned principal financial or accounting officer of the Borrower hereby certify that (a) as of the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing, (b) the [quarterly] [annual] financial statements delivered to the Administrative Agent herewith were prepared in accordance with generally accepted accounting principles and in compliance with Section 8.4 of the Credit Agreement and (c) the representations and warranties set forth in Article 7 of the Credit Agreement are true and correct as of the date hereof (except to the extent of changes resulting from transactions contemplated or not prohibited by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date).

Except as otherwise specified in this report, the capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

CLI FUNDING IV LLC

By:
Title:

Exhibit E
FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
Assignee is an Eligible Assignee

3.	Borrower:	CLI FUNDING IV LLC

4.	Administrative Agent:	WELLS FARGO SECURITIES, LLC, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of March 27, 2012, among CLI Funding IV LLC, the Lenders parties thereto, the Wells Fargo Securities, LLC, as Administrative Agent

6.	Assigned Interest:
Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans1
$	$	%
$	$	%
$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Accepted:

WELLS FARGO SECURITIES, LLC, as
Administrative Agent

By:
Title:

[Consented to:]2

CLI FUNDING IV LLC

By:
Title:]

_____________________________________________
1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2 So long as no Default or Event of Default has occurred or is continuing, the consent of the Borrower is required under §15.2(a) of the Credit Agreement for any assignment under $5,000,000, unless either (A) the assignment of is for the entire remaining amount of the assigning Lender’s Commitment and the Credit Loans at the time owing to it, or (B) the assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.  In addition, unless a Default or an Event of Default has occurred and is continuing, the consent of the Borrower is required if the Assignee is being designated an “Eligible Assignee” pursuant to clause (d) of the definition of Eligible Assignee in the Credit Agreement.

ANNEX 1

THE AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MARCH 27, 2012
AMONG CLI FUNDING IV LLC, THE LENDERS PARTIES THERETO AND WELLS FARGO
SECURITIES, LLC, AS AGENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties.

1.1         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 7.4 and 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.      General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F
FORM OF GUARANTY

[Attach CLI Guaranty]

Schedule 1

Lenders and Commitments

Lenders	Commitment	Commitment Percentage
Wells Fargo Bank, National Association	$200,000,000	66.66667%
Deutsche Bank Trust Company Americas	$100,000,000	33.33333%

Schedule 7.15
Bank Accounts

The Borrower has no bank accounts other than the accounts created under the Transaction Documents for the benefit of the Collateral Agent (on behalf of the Secured Parties).